Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

UNION PACIFIC CORPORATION,

RUBY MERGER SUB 1 CORPORATION,

RUBY MERGER SUB 2 LLC

and

NORFOLK SOUTHERN CORPORATION

Dated as of July 28, 2025

i

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2025 (this “Agreement”), by and among Union Pacific Corporation, a Utah corporation (“Parent”), Ruby Merger Sub 1 Corporation, a Virginia corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), Ruby Merger Sub 2 LLC, a Virginia limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”), and Norfolk Southern Corporation, a Virginia corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Virginia Stock Corporation Act, as amended (the “VSCA”) and the Virginia Limited Liability Company Act, as amended (the “VLLCA”), as applicable, (a) Merger Sub 1 shall be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct wholly owned Subsidiary of Parent, and (b) immediately following the First Merger, the Company shall be merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a direct, wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (c) adopted this Agreement, and (d) resolved to recommend that the shareholders of the Company approve this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent and its shareholders for Parent to enter into this Agreement, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend that the shareholders of Parent approve the issuance of Parent Common Stock in connection with the First Merger (the “Parent Share Issuance”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting;

WHEREAS, the board of directors of Merger Sub 1 has unanimously (a) determined that it is in the best interests of Merger Sub 1 and its sole shareholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (c) adopted this Agreement, and (d) resolved to recommend that the sole shareholder of Merger Sub 1 approve this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub 1;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub 2, has unanimously (a) determined that it is in the best interests of Merger Sub 2 and its sole member, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”) and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Parent, Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subs and the Company agree as follows:

ARTICLE 1

THE MERGERS

Section 1.1 The Mergers. On the terms and subject to the conditions set forth in this Agreement:

(a) at the First Effective Time and in accordance with the VSCA, Merger Sub 1 shall merge with and into the Company, the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue its corporate existence under Virginia law as the surviving corporation in the First Merger (the “First Surviving Corporation”) and a direct wholly owned Subsidiary of Parent; and

(b) immediately following the First Merger, at the Second Effective Time, and in accordance with the VLLCA, the First Surviving Corporation shall merge with and into Merger Sub 2, the separate corporate existence of the First Surviving Corporation shall cease and Merger Sub 2 shall continue its corporate existence under Virginia law as the surviving company in the Second Merger (the “Second Surviving Company”) and a direct wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, or by electronic exchange of documents, at 8:30 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Times.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the articles of merger in connection with the First Merger, including this Agreement attached as an exhibit thereto (the “First Articles of Merger”) to be executed, acknowledged and filed with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) in accordance with the applicable provisions of the VSCA. The First Merger shall become effective at such time as the SCC issues its certificate of merger with respect to the First Articles of Merger (the “First Certificate of Merger”), or at such later time as may be agreed by the Company and Parent in writing and specified in the First Articles of Merger in accordance with the VSCA (the effective time of the First Merger being herein referred to as the “First Effective Time”).

(b) Subject to the provisions of this Agreement, as soon as practicable after the First Effective Time, the parties shall cause the articles of merger in connection with the Second Merger, including this Agreement attached as an exhibit thereto (the “Second Articles of Merger”) to be executed, acknowledged and filed with the SCC in accordance with the applicable provisions of the VSCA and the VLLCA. The Second Merger shall become effective at such time as the SCC issues its certificate of merger with respect to the Second Articles of Merger (the “Second Certificate of Merger”), or at such later time as may be agreed by the Company and Parent in writing and specified in the Second Articles of Merger in accordance with the VSCA and the VLLCA (the effective time of the Second Merger being herein referred to as the “Second Effective Time”).

Section 1.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the VSCA and the VLLCA.

Section 1.5 Organizational Documents of the First Surviving Corporation and the Second Surviving Company. Subject to Section 5.11:

(a) at the First Effective Time: (i) the articles of incorporation of Merger Sub 1 as in effect immediately prior to the First Effective Time (amended so that the name of the First Surviving Corporation shall be “Norfolk Southern Corporation”) shall be the articles of incorporation of the First Surviving Corporation until thereafter amended in accordance with the VSCA and such articles of incorporation and (ii) the bylaws of Merger Sub 1 as in effect immediately prior to the First Effective Time (amended so that the name of the First Surviving Corporation shall be “Norfolk Southern Corporation”) shall be the bylaws of the First Surviving Corporation until thereafter amended in accordance with the VSCA and such bylaws; and

(b) at the Second Effective Time: (i) the articles of organization of Merger Sub 2 as in effect immediately prior to the Second Effective Time (amended so that the name of the Second Surviving Company shall be “Norfolk Southern LLC”), shall be the articles of organization of the Second Surviving Company until thereafter amended in accordance with the VLLCA and such articles of organization, and (ii) the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time (amended so that the name of the Second Surviving Company shall be “Norfolk Southern LLC”) shall be the limited liability company agreement of the Second Surviving Company.

Section 1.6 Directors and Officers of the First Surviving Corporation. (a) The directors of Merger Sub 1 as of immediately prior to the First Effective Time shall be the initial directors of the First Surviving Corporation as of the First Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of Merger Sub 1 as of immediately prior to the First Effective Time shall be the initial officers of the First Surviving Corporation as of the First Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Directors and Officers of the Second Surviving Company. (a) The directors of the First Surviving Corporation as of immediately prior to the Second Effective Time shall be the initial directors of the Second Surviving Company as of the Second Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of the First Surviving Corporation as of immediately prior to the Second Effective Time shall be the initial officers of the Second Surviving Company as of the Second Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Parent Board Composition. The parties shall take all actions necessary to designate and appoint three of the directors of the Company Board as of immediately prior to the First Effective Time to serve as directors on the Parent Board effective as of the First Effective Time (the “Company Designees”), in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with Parent’s Organizational Documents. The Company Designees shall be determined by the Parent Board, except that the Company Designees shall include the current Chief Executive Officer of the Company and the current Chair of the Company Board, in each case, so long as each is qualified, and willing and suitable to serve as a director under all applicable corporate governance policies and guidelines as reviewed and determined reasonably and in good faith by the Corporate Governance, Nominating and Sustainability Committee of Parent Board.

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect of the Mergers on Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Merger Sub 1 or the holders of any securities of the Company or Merger Sub 1:

(i) Conversion of Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the First Effective Time, but excluding Canceled Shares and Converted Shares, shall be converted automatically into the right to receive (A) a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Share Consideration”), subject to Section 2.1(e) with respect to fractional shares of Parent Common Stock, and (B) $88.82 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”).

All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(i) shall be automatically canceled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (including the right to receive, pursuant to Section 2.1(e), the Fractional Share Cash Amount) into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1(a)(i).

(ii) Certain Company Common Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or either Merger Sub immediately prior to the First Effective Time, other than shares held on behalf of third parties, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Canceled Shares”). Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company (such shares, the “Converted Shares”) shall be converted into the right to receive a number of shares of Parent Common Stock equal to (A) the Cash Consideration divided by the Parent Share Price plus (B) the Exchange Ratio. All shares of Company Common Stock that have been converted into the right to receive Parent Common Stock as provided in this Section 2.1(a)(ii) shall be automatically canceled and cease to exist as on the conversion thereof.

(iii) Conversion of Merger Sub 1 Common Stock. Each share of common stock, no par value, of Merger Sub 1 outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the First Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Merger Sub 1 shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Second Surviving Company, Merger Sub 2 or the holders of any securities of the Second Surviving Company or Merger Sub 2, (i) all of the membership interests of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding, all of which shall be held by Parent and which shall not be affected by the Second Merger and (ii) each share of common stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and shall cease to exist, and no consideration shall be paid with respect thereto, such that, immediately following the Second Merger, the Second Surviving Company shall be a direct wholly owned Subsidiary of Parent.

(c) Dissenters’ Rights. In accordance with applicable provisions of the VSCA and the VLLCA, no dissenters’ or appraisal rights shall be available with respect to the Mergers.

(d) Certain Adjustments. If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

(e) No Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued in connection with the First Merger and no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered on the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i). Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the First Merger a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional share of Parent Common Stock, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of the aggregated number of fractional shares of Parent Common Stock that would otherwise have been issuable to such holders as part of the Merger Consideration (the “Fractional Share Cash Amount”).

(ii) As soon as practicable after the First Effective Time, the Exchange Agent shall, on behalf of all such holders of fractional shares of Parent Common Stock, effect the sale of all such shares of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration at the then-prevailing prices on the NYSE through one or more member firms of the NYSE. After the proceeds of such sale have been received, the Exchange Agent shall determine the applicable Fractional Share Cash Amount payable to each applicable holder and shall make such amounts available to such holders in accordance with Section 2.2(b). The payment of cash in lieu of fractional shares of Parent Common Stock to such holders is not separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(iii) No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the First Effective Time, Parent and Merger Sub 1 shall designate Computershare Investor Services Inc. or a bank or trust company or similar institution selected by Parent to serve as exchange agent hereunder and approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”). Prior to the First Effective Time, Parent shall, on behalf of Merger Sub 1, deposit or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, (i) cash in U.S. dollars sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.1(a)(i) and (ii) evidence of shares of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Share Consideration deliverable pursuant to Section 2.1(a)(i). Parent agrees to deposit, or cause to be deposited, with the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any such cash and book-entry shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund.”

(b) Payment Procedures.

(i) As soon as reasonably practicable after the First Effective Time and in any event not later than the third (3rd) Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration, pursuant to Section 2.1, (A) a letter of transmittal with respect to Book- Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii) On surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to promptly deliver to each such holder, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Article 2 (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)). No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid.

(iii) The Exchange Agent, the Company, Parent and each Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to any Person under this Agreement such amounts as are required to be deducted and withheld related to the making of such payment under applicable Law related to Taxes. To the extent that amounts are so deducted or withheld under this Section 2.2(b)(iii) and timely paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the First Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered shares of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(i) until such holder shall surrender such shares of Company Common Stock in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Parent Common Stock represented by such share of Company Common Stock, less such withholding or deduction for any Taxes required by applicable Law.

(d) Closing of Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Second Surviving Company, Parent or the Exchange Agent for transfer or any other reason, the holder of any such Certificates or Book- Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the consideration to which such holder is entitled pursuant to this Article 2.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the first anniversary of the First Effective Time shall thereafter be delivered, at the direction of the Second Surviving Company, to Parent on demand, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)) without any interest thereon, on due surrender of their shares.

(f) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, either Merger Sub, the First Surviving Corporation, the Second Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock as of immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity shall cease to represent any claim of any kind or nature and shall be deemed to be surrendered for cancellation to Parent.

(g) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide, on behalf of the Second Surviving Company, additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock. Any interest and other income resulting from such investments shall be paid to or at the direction of Parent pursuant to Section 2.2(e).

(h) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable pursuant to Section 2.2(c)) payable in accordance with Section 2.1 with respect to the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

Section 2.3 Treatment of Company Equity Awards.

(a) Company Options. Each compensatory option to purchase shares of Company Common Stock (each, a “Company Option”) that is outstanding immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Parent Option (A) with respect to a number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the First Effective Time multiplied by (y) the Equity Award Exchange Ratio (rounded down to the nearest whole number of shares), and (B) with a per share exercise price that is equal to the quotient of (x) the exercise price per share of Company Common Stock of the corresponding Company Option immediately prior to the First Effective Time divided by (y) the Equity Award Exchange Ratio (rounded up to the nearest cent), with the same terms and conditions that applied to the corresponding Company Option immediately prior to the First Effective Time (including, without limitation, payment of quarterly dividend equivalents).

(b) Company RSUs. Each award of restricted stock units relating to Company Common Stock (each, a “Company RSU”) that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof:

(i) if such Company RSU is or becomes vested at the First Effective Time pursuant to its terms as in effect as of the date hereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the Merger Consideration Value multiplied by the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the First Effective Time (the “Cash-Out RSU Consideration”); or

(ii) if such Company RSU is not covered by Section 2.3(b)(i), be assumed and converted into (or canceled and replaced by) a Parent Stock Unit, relating to a number of shares of Parent Common Stock equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the First Effective Time, and (B) the Equity Award Exchange Ratio, with the same terms and conditions that applied to such Company RSU immediately prior to the First Effective Time (including, without limitation, payment of quarterly dividend equivalents).

(c) Company PSUs. Each performance share unit relating to shares of Company Common Stock (each, a “Company PSU”) that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Parent Stock Unit, relating to a number of shares of Parent Common Stock equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the First Effective Time (with such number of shares of Company Common Stock determined based upon the greater of (i) the target level of performance and (ii) the actual level of performance calculated as of the latest practicable date prior to the First Effective Time as determined reasonably and in good faith by the Compensation and Talent Management Committee of the Company Board), and (B) the Equity Award Exchange Ratio, with the same terms and conditions (including service-based vesting but excluding performance-based vesting conditions) that applied to such Company PSU immediately prior to the First Effective Time.

(d) Company Phantom Stock Units. Each cash-settled stock unit credited to a non-employee director of the Company under the Company Directors’ Deferred Fee Plan that is denominated in and tracks the value of shares of Company Common Stock (each, a “Company Phantom Stock Unit”) that is outstanding as of immediately prior to the First Effective Time shall, at the First Effective Time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the Merger Consideration Value multiplied by the total number of shares of Company Common Stock relating to such Company Phantom Stock Unit immediately prior to the First Effective Time (the “Cash-Out Phantom Stock Unit Consideration”).

(e) Prior to the First Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 2.3.

(f) Parent shall or shall cause the Second Surviving Company or one of its Subsidiaries, as applicable, to deliver the Cash-Out RSU Consideration to the holders of Company RSUs pursuant to Section 2.3(b)(i), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or non-U.S. Tax Law with respect to the making of such payment, and the Cash-Out Phantom Stock Unit Consideration to holders of Company Phantom Stock Units pursuant to Section 2.3(d), in each case, promptly but no later than ten (10) Business Days after the First Effective Time; provided that, notwithstanding anything to the contrary contained in this Agreement, any payment pursuant to Section 2.3(b)(i) or Section 2.3(d) in respect of any such Company RSU or Company Phantom Stock Unit, respectively, that constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(g) As soon as reasonably practicable following the First Effective Time (but in no event more than five (5) Business Days following the First Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the issuance of shares of Parent Common Stock subject to Parent Options and Parent Stock Units pursuant to this Section 2.3 (collectively, “Converted Parent Awards”) that are eligible to be registered on Form S-8 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Parent Awards remain outstanding; provided, however, that in the event that the filing deadline contemplated by this Section 2.3(g) shall occur while trading of Parent Common Stock has been suspended under Parent’s then-effective registration statements, then Parent shall only be required to cause the filing of the Form S-8 (or any successor form) as soon as reasonably practicable after trading has been restored.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), the Company represents and warrants to Parent and each Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Virginia. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Organizational Documents of the Company and each of its Significant Subsidiaries, as amended prior to the date of this Agreement, and each as made available to Parent is in full force and effect.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 3.2 Capitalization.

(a) The authorized share capital of the Company consists of 1,350,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, without par value, of the Company (the “Company Preferred Stock”). As of July 24, 2025, there were (i) 224,354,307 shares of Company Common Stock issued and outstanding (not including the Subsidiary Treasury Stock), (ii) 20,320,777 shares of Subsidiary Treasury Stock, (iii) no shares of Company Preferred Stock issued and outstanding, (iv) Company Options to purchase an aggregate of 371,302 shares of Company Common Stock issued and outstanding, (v) 118,586 shares of Company Common Stock underlying outstanding Company PSUs if performance conditions are satisfied at the target level, (vi) 557,502 shares of Company Common Stock underlying outstanding Company RSUs, and (vii) 6,041,340 shares of Company Common Stock reserved for issuance of new awards under the Company Share Plans. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the First Effective Time will be, when issued, duly authorized and validly issued as fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. To the Knowledge of the Company, as of the date hereof, no Person is the beneficial owner of ten percent (10%) or more of the issued shares of the Company Common Stock.

(b) Except as set forth in Section 3.2(a) or as required by the terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after July 24, 2025, which were reserved for issuance as of July 24, 2025 as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company or any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of the Company or any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter. No Subsidiary of the Company owns any capital stock of the Company. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of shares of the Company Common Stock or other capital stock of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Schedules lists each Subsidiary of the Company, its jurisdiction of organization and the percentage of its equity interests directly or indirectly held by the Company.

Section 3.3 Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Company Shareholder Approval and the filing of the First Articles of Merger and the Second Articles of Merger with the SCC, no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and each Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The Company Board at a duly called and held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (iii) adopted this Agreement and (iv) resolved to recommend that the shareholders of the Company approve this Agreement (the “Company Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, supranational, state, provincial, territorial or local governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the First Articles of Merger and the Second Articles of Merger with the SCC, and the issuance of the First Certificate of Merger and the Second Certificate of Merger by the SCC, (ii) the STB Approval, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the Federal Communications Commission or any successor agency (the “FCC”), (iv) compliance with any applicable requirements of any applicable Antitrust Laws, (v) authorizations from, or such other actions as are required to be made with or obtained from the CNA or its predecessor agencies or any successor agency (the “CNA Approval”), (vi) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement (including the Proxy Statement/Prospectus), (vii) compliance with the rules and regulations of the NYSE, (viii) compliance with any applicable foreign or state securities or blue sky laws and (ix) the other consents and/or notices set forth on Section 3.3(c) of the Company Disclosure Schedules (clauses (i) through (ix), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Assuming compliance with the matters referenced in Section 3.3(c) and receipt of the Company Approvals and the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Mergers and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit or payment of a penalty under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract, instrument, permit, concession, franchise, right or license binding on the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, penalty or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2022 (the forms, statements, certifications, documents and reports so filed or furnished by the Company and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the

Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2022, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b) The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c) The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of the Company, since December 31, 2022, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. To the Knowledge of the Company, since December 31, 2022, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 3.6 Certain Matters. The Company represents and warrants to Parent and each Merger Sub as to the matters set forth in Section 3.6 of the Company Disclosure Schedules.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended December 31, 2024, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of or under such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2024 (the “Company Balance Sheet Date”), or (f) as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities or obligations, whether or not accrued, contingent or otherwise.

Section 3.8 Compliance with Law; Permits.

(a) The Company and its Subsidiaries have been, since December 31, 2022, in compliance with and not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction or decree of any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to the Company and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, concessions, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, qualifications, registrations and orders of any Governmental Entities (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Company Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice that the Company or its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) The Company, its Subsidiaries and, to the Knowledge of the Company, each of their directors, officers, employees, agents and each other Person acting on behalf of the Company or its Subsidiaries are in all material respects in compliance with and for the past five (5) years, have in all material respects complied with (i) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (“Anti-Corruption Laws”). The Company and its

Subsidiaries have since December 31, 2022 (A) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of its Subsidiaries operate and (B) maintained such policies and procedures in full force and effect in all material respects.

(b) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and employees and each other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and their employees or any other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; or (ii) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order.

Section 3.10 Sanctions.

(a) Since April 24, 2019, the Company and each of its Subsidiaries has been, and currently is, in all material respects in compliance with economic sanctions and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State (collectively “Export and Sanctions Regulations”).

(b) None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has been since April 24, 2019: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations.

(c) Since April 24, 2019, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d) Since April 24, 2019, neither the Company nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the Knowledge of the Company, is or has been under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 3.11 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are and, except for matters which have been resolved, have been in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been resolved; (iii) there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law; and (iv) neither the Company nor any Subsidiary is subject to any agreement, order, judgment, or decree by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

(b) The Company has made available to Parent material documents in the possession of, or reasonably available to, the Company or any of its Subsidiaries, or has otherwise disclosed to Parent material information, regarding the status of and expected costs and/or actions required to fully resolve any violation of, or liability under Environmental Law to the extent the resolution of such violation or liability would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Employee Benefit Plans.

(a) The Company has made available to Parent, with respect to each material Company Benefit Plan, each writing constituting a part of such Company Benefit Plan, including all amendments thereto.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service; (iii) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control; (iv) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; and (v) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c) With respect to any Multiemployer Plan contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

(d) Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director or other individual service provider of the Company or any of its Subsidiaries to severance pay or any other payment or benefit from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee, director or other individual service provider, (iii) directly or indirectly cause the Company or its Subsidiaries to transfer or set aside any assets to fund any payments or benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the First Effective Time.

(e) The execution and delivery of this Agreement, shareholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(f) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.13 Labor Matters.

(a) The Company and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (iii) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2022, the Company and its Subsidiaries have complied in all respects with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(d) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 3.14 Absence of Certain Changes or Events.

(a) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business and have not taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Section 5.1(b)(i), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(ix), Section 5.1(b)(xi), Section 5.1(b)(xiv) or Section 5.1(b)(xvii).

Section 3.15 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties.

Section 3.16 Company Information. The information supplied or to be supplied by the Company for inclusion in (i) the proxy statement relating to the Company Shareholder Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Stock issuable in connection with the First Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) or (ii) the registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Stock in connection with the First Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Registration Statement”) will not, (x) at the time the Proxy Statement/Prospectus is first mailed to each of the Company’s shareholders and Parent’s shareholders, (y) at the time of each of the Company Shareholder Meeting and the Parent Shareholder Meeting (or, in each case, any adjournment or postponement thereof), or (z) at the time the Registration Statement (and any amendment or supplement thereto) is filed with the SEC or declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or either Merger Sub for inclusion or incorporation by reference therein.

Section 3.17 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such filed Tax Returns were complete and correct, and the Company and each of its Subsidiaries have paid all Taxes, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(ii) there are no current audits, examinations or other proceedings pending, or to the Company’s Knowledge, threatened in respect of any Taxes of the Company or any of its Subsidiaries;

(iii) none of the Company or any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(iv) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(v) none of the Company or any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any of its Subsidiaries), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company or any of its Subsidiaries) or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or foreign Law or as a transferee or successor;

(vi) none of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder; and

(vii) in the last three (3) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(b) As of the date hereof, none of the Company or any of its Subsidiaries has taken or agreed to take any action or knows of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.18 Intellectual Property; IT Assets; Privacy.

(a) Section 3.18(a) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of all Registered Company Intellectual Property. Each such material item of Registered Company Intellectual Property is, to the Knowledge of the Company, subsisting and not invalid or unenforceable. No such material Registered Company Intellectual Property (other than any applications for Registered Company Intellectual Property) has expired or been canceled or abandoned, except in accordance with the expiration of the term of such rights, or in the Ordinary Course of Business based on a reasonable business judgment of the Company.

(b) The Company and its Subsidiaries (i) own or have a written, valid and enforceable right to use all material Intellectual Property used in or necessary for the operation of their respective businesses and (ii) own all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Company Intellectual Property material to any business of the Company and its Subsidiaries is subject to any Order or Contract materially and adversely affecting the Company’s and its Subsidiaries’ ownership or use of, or any rights in or to, any such Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2022, to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not infringed, violated or otherwise misappropriated any Intellectual Property of any third Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, since December 31, 2022, no third Person has infringed, violated or otherwise misappropriated any Company Intellectual Property and (ii) there is, and there has been since December 31, 2022, no pending (or, to the Knowledge of the Company, threatened) Action or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or otherwise misappropriated, or is infringing, violating or otherwise misappropriating, any Intellectual Property of any third Person.

(d) The Company and its Subsidiaries have received from each Person (including current and former employees and contractors) who has created or developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, a written, valid, enforceable, present assignment of such Intellectual Property to the Company or its applicable Subsidiary.

(e) The Company and its Subsidiaries own all right, title and interest in and to the Company IT Assets, free and clear of any Liens other than Permitted Liens, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries own or have a written valid and enforceable right to use all IT Assets, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have taken reasonable steps and implemented reasonable safeguards, consistent with best industry practices, to protect the IT Assets from any unauthorized access, use or other security breach. The IT Assets: (i) operate and perform in all material respects as required by the Company and its Subsidiaries for the operation of their respective businesses and (ii) since December 31, 2022, except as, individually or in the aggregate, has not resulted in, and is not reasonably expected to result in, material liability to, or material disruption of the business operations of, the Company and its Subsidiaries, (A) have not malfunctioned or failed, suffered unscheduled downtime, or been subject to unauthorized access, use or other security breach, and (B) have, to the Knowledge of the Company, been free from any viruses, Trojan horses, spyware, ransomware or other malicious code.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets owned or held by the Company and its Subsidiaries, and to the Knowledge of the Company, no such material Trade Secrets has been used or discovered by or disclosed to any Person except pursuant to written, valid and enforceable non-disclosure agreements protecting the confidentiality thereof, which agreements have not been breached by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party, in any material respect.

(g) Since December 31, 2022, the Company and its Subsidiaries have in all material respects complied with all Privacy Laws and with its and their privacy policies and other contractual commitments relating to privacy, security or processing of personal information or data. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2022, neither the Company nor any of its Subsidiaries has received any written threat, notice or claim alleging (or been subject to any audit or investigation by any Governmental Entity regarding) (i) non-compliance with any Privacy Laws or with such privacy policies or contractual commitments or (ii) a violation of any third Person’s rights under Privacy Laws or such privacy policies or contractual commitments, including any third Person’s rights with respect to Sensitive Data. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, since December 31, 2022, to the Knowledge of the Company, there has been no unauthorized access, use, processing, transfer or disclosure, or any loss or theft, of Sensitive Data or other personal or personally identifiable information that are protected by Privacy Laws while such Sensitive Data or such other personal or personally identifiable information was in the possession or control of the Company, its Subsidiaries or (solely with respect to Sensitive Data or other personal or personally identifiable information held on behalf of the Company or its Subsidiaries) its or their third-party vendors or service providers.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have obtained all consents, permissions, and authorizations required under applicable Laws with respect to the use and processing of all Training Data and the use of all AI Technologies in the operation of the business of the Company and its Subsidiaries, and (ii) have not used any Training Data or AI Technologies in violation of applicable Law or in a manner in conflict with the data or information privacy or security policies of the Company or its Subsidiaries.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no third party has possession of, or any current or contingent right to access or possess, any source code for any software owned by and proprietary to the Company or any of its Subsidiaries, and (ii) such software does not incorporate or link to any open source software, and subsequently get distributed or modified, in a manner that requires the Company or its Subsidiaries to make any source code for any such proprietary owned software available to third parties, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge.

Section 3.19 Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to all tangible assets owned by the Company or any of its Subsidiaries as of the date of this Agreement, free and clear of all Liens other than Permitted Liens, or good and valid leasehold interests in all tangible assets leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement, or good and valid rights under the corresponding concession in all tangible assets held subject to such concession by the Company or any of its Subsidiaries as of the date of this Agreement.

Section 3.20 Title to Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (a “Company Real Property Lease”) with respect to material real property leased, subleased, held under concession, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, “Company Leased Real Property”) is valid and binding on the Company or the Subsidiary thereof party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the

Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the remaining portion of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no uncured default by the Company or any of its Subsidiaries under any Company Real Property Lease or, to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or by any other party thereto. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any material Company Real Property Lease.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries has good and valid title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending before a Governmental Entity or, to the Knowledge of the Company, threatened, with respect to any portion of any Owned Real Property.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the opinion of BofA Securities, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than the Canceled Shares and the Converted Shares) in the First Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.22 Required Vote of the Company Shareholders. The affirmative vote of a majority of the votes cast by holders of Company Common Stock in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and the transactions contemplated hereby, including the Mergers.

Section 3.23 Material Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.23(a) of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i) would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) is a Company Real Property Lease pursuant to which the Company or any of its Subsidiaries leases real property that (A) has remaining rental obligations in excess of $50 million or (B) is integral to the operations of the business of the Company and its Subsidiaries, taken as a whole;

(iii) contains restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit customers or suppliers anywhere in the world, other than restrictions (A) pursuant to limitations on the use by the Company or its Subsidiaries of rail lines set forth in the agreements conveying those lines or granting rights to operate them that do not, individually or in the aggregate, materially impair the Company’s operations in accordance with its current and future operating plan or (B) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person; or (C) that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) grants “most favored nation” status that, following the Mergers, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries;

(v) provides for the formation, creation, operation, management or control of any material joint venture, material partnership or other similar material arrangement with a third party;

(vi) is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any if its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $150 million;

(vii) is a settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay consideration of more than $40 million after the date of this Agreement or that contains material restrictions on the business and operations of the Company or any of its Subsidiaries or materially disrupts the business of the Company or any of its Subsidiaries as currently conducted;

(viii) (A) provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments in excess of $100 million or (B) pursuant to which the Company or any of its Subsidiaries will acquire any interest, or will make an investment, in any other Person, other than another Subsidiary, of more than $100 million;

(ix) is an acquisition agreement that contains material “earn-out” or other material contingent payment obligations;

(x) obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $75 million in any calendar year;

(xi) provides for the procurement of services or supplies from a Company Top Supplier by the Company or any of its Subsidiaries, or provides for sales to a Company Top Customer by the Company or any of its Subsidiaries;

(xii) limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xiii) other than any sales and marketing Contracts entered into in the Ordinary Course of Business, is a Contract pursuant to which the Company or any of its Subsidiaries is a party, or is otherwise bound, and obligated to make or receive payments in excess of $100 million in any calendar year which Contract has a term of at least three (3) years from the later of the date hereof and the date of such Contract, and the contracting counterparty of which (A) is a Governmental Entity or (B) to the Knowledge of the Company, has entered into such Contract in its capacity as a prime contractor or other subcontractor of any Contract with a Governmental Entity and such Contract imposes upon the Company obligations or other liabilities due to such Governmental Entity; or

(xiv) is a Contract pursuant to which (A) the Company or any of its Subsidiaries is granted any license or other right with respect to Intellectual Property of another Person, where such Contract is material to the business of the Company or any of its Subsidiaries (other than non-exclusive licenses for commercially available software that have been granted on standardized, generally available terms); or (B) the Company or any of its Subsidiaries grants to another Person any material license or other material right with respect to any Company Intellectual Property (other than non-exclusive licenses or similar rights granted to (1) direct or indirect customers or resellers in connection with their use, sale or resale of the Company’s or its Subsidiaries’ goods or services, or (2) service providers in connection with their provision of services for or on behalf of the Company or any Company Subsidiaries).

Each Contract of the type described in clauses (i) through (xiv) of this Section 3.23(a) is referred to herein as a “Company Material Contract.”

(b) True, correct and complete copies of each Company Material Contract have been publicly filed with the SEC prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 3.24 Suppliers and Customers.

(a) Section 3.24(a) of the Company Disclosure Schedules sets forth a correct and complete list of (i) the top 20 suppliers (each a “Company Top Supplier”) and (ii) the top 20 customers (each a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2024 (in the case of customers, measured on a net revenue basis).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2022 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Company Top Supplier or any Company Top Customer and (ii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or not renew its business, nor to the Knowledge of the Company, is any such party threatening to do so as.

Section 3.25 Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance) (the “Insurance Policies”), (ii) each Insurance Policy is in full force and effect, (iii) all premiums due with respect to the Insurance Policies have been paid, (iv) the Company and its Subsidiaries are in compliance with the material terms and conditions of the Insurance Policies and predecessor insurance policies, including with respect to providing timely and otherwise valid notice to the applicable insurer(s) of any claim, occurrence or other matter that may be covered under any Insurance Policies or predecessor insurance policies, (v) there are no pending claims under any Insurance Policies or predecessor insurance policies, (vi) neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation, termination, nonrenewal or material premium increase or adjustment (including any retrospective premium adjustment) with respect to any of the Insurance Policies (other than in the ordinary course in connection with renewals), (vii) one of the Insurance Policies are comprised of any self-insurance, fronted insurance or captive insurance and (viii) the Insurance Policies are sufficient to comply with applicable Law and all Company Material Contracts. True and complete copies of the material Insurance Policies as of the date hereof have been made available to Parent.

Section 3.26 Affiliate Party Transactions. Since December 31, 2022 through the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning 5% or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any relative thereof), on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than Ordinary Course of Business employment agreements and similar employee and indemnification arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.27 Finders or Brokers. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers, except that the Company has engaged BofA Securities, Inc. as the Company’s financial advisor, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

Section 3.28 Takeover Laws. Assuming the representations and warranties of Parent and each Merger Sub set forth in Section 4.20 are true and correct, as of the date of this Agreement, the Company Board has approved this Agreement and the transactions contemplated hereby, including the Mergers, and has taken all such other actions necessary or required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “fair price,” “moratorium,” “control share,” “interested shareholder” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Mergers or the other transactions contemplated hereby. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock in connection with the Mergers.

Section 3.29 No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Parent, either Merger Sub or any other Person acting on behalf of Parent or either Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, either Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or either Merger Sub. The Company acknowledges and agrees that none of Parent, either Merger Sub or any other Person acting on behalf of Parent or either Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, either Merger Sub, or any of their respective Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the Parent SEC Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), Parent and each Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries.

(a) Each of Parent and the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of Parent and the Merger Subs and each of their respective Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of Parent and each Merger Sub’s Organizational Documents, each as amended prior to the date of this Agreement, and each as made available to the Company is in full force and effect.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Parent’s wholly owned Subsidiaries have been validly issued and are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 4.2 Capitalization.

(a) The authorized share capital of Parent consists of (i) 1,400,000,000 shares of Parent Common Stock and (ii) 20,000,000 shares of Parent Preferred Stock. As of July 24, 2025, there were (i) 593,039,842 shares of Parent Common Stock issued and outstanding, (ii) 520,131,169 shares of Parent Common Stock held as treasury shares, (iii) no shares of Parent Preferred Stock issued and outstanding, (iv) Parent Options to purchase an aggregate of 2,132,652 shares of Parent Common Stock issued and outstanding, (v) 822,741 shares of Parent Common Stock underlying outstanding Parent Retention Shares, (vi) 87,293 shares of Parent Common Stock underlying outstanding Parent Stock Units, (vii) 310,778 shares of Parent Common Stock underlying outstanding Parent PSUs if performance conditions are satisfied at the target level, (viii) 21,386,614 shares of Parent Common Stock reserved for issuance of new awards under the Parent Share Plans, and (ix) 8,654,762 shares of Parent Common Stock reserved for issuance under the Parent ESPP. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the First Effective Time will be, when issued, duly authorized and validly issued as fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, (i) Parent does not have any shares of its capital stock issued or outstanding, other than shares of Parent Common Stock that have become outstanding after July 24, 2025, which were reserved for issuance as of July 24, 2025 as set forth in Section 4.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of Parent or any of Parent’s Subsidiaries to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of Parent or any of Parent’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of shares of Parent Common Stock or other capital stock of Parent or any of Parent’s Subsidiaries.

Section 4.3 Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and the Merger Subs has all requisite power and authority to enter into this Agreement and, subject to receipt of the Parent Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for (i) the Parent Shareholder Approval, (ii) the adoption and approval of this Agreement by Parent, as the sole shareholder of the Merger Subs (which such adoption and approval shall occur immediately following the execution of this Agreement) and (iii) the filing of the First Articles of Merger and the Second Articles of Merger with the SCC, no other proceedings on the part of Parent or either Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and each Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and each Merger Sub, enforceable against each of Parent and each Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) (i) The Parent Board at a duly called and held meeting has unanimously (A) determined that it is in the best interests of Parent to enter into this Agreement, (B) approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (C) resolved to recommend that the holders of shares of Parent Common Stock approve the Parent Share Issuance (the “Parent Recommendation”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting; (ii) the board of directors of Merger Sub 1 has unanimously (A) determined that it is in the best interests of Merger Sub 1 and its sole shareholder, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (C) resolved to recommend that the sole shareholder of Merger Sub 1 adopt this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub 1; and (iii) Parent, in its capacity as the sole member of Merger Sub 2, has unanimously (A) determined that it is in the best interests of Merger Sub 2 and its sole member, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (C) adopted this Agreement.

(c) The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Parent and each Merger Sub do not and will not require Parent, either Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the First Articles of Merger and the Second Articles of Merger with the SCC, and the issuance of the First Certificate of Merger and the Second Certificate of Merger by the SCC, (ii) the STB Approval, (iii) authorizations from, or such other actions as are required to be made with or obtained from the FCC, (iv) compliance with any applicable requirements of any applicable Antitrust Laws, (v) the CNA Approval, (vi) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement (including the Proxy Statement/Prospectus), (vii) compliance with the rules and regulations of the NYSE, (viii) compliance with any applicable foreign or state securities or blue sky laws and (ix) the other consents and/or notices set forth on Section 4.3(c) of the Parent Disclosure Schedules (clauses (i) through (ix), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Assuming compliance with the matters referenced in Section 4.3(c) and receipt of the Parent Approvals and the Parent Shareholder Approval, the execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the Mergers and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit or payment of penalty under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, penalty or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2022 (the forms, statements, certifications, documents and reports so filed or furnished by Parent and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and no Parent SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Parent SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2022, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(c) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (or, if any such Parent SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent SEC Document) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures.

(a) Parent has established and maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(b) Parent maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of Parent and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or a wholly owned Subsidiary of Parent or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c) Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. Parent has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither Parent nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of Parent, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of Parent, since December 31, 2022, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. To the Knowledge of Parent, since December 31, 2022, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Parent Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2024, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s report on Form 10-K for the fiscal year ended December 31, 2024, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of or under such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2024 (the “Parent Balance Sheet Date”), or (f) as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has any liabilities or obligations, whether or not accrued, contingent or otherwise.

Section 4.7 Compliance with Law; Permits.

(a) Parent and its Subsidiaries have been, since December 31, 2022, in compliance with and not in default under or in violation of any Law applicable to Parent and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all Permits necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and Parent and each of its Subsidiaries is in compliance with the terms and requirements of such Parent Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries has received any written notice that Parent or its Subsidiaries is in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of Parent, otherwise threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries are and, except for matters which have been resolved, have been in compliance with all applicable Environmental Laws; (ii) neither Parent nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or has liability under any

Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of Parent threatened, against Parent or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been resolved; (iii) there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law; and (iv) neither Parent nor any Subsidiary is subject to any agreement, order, judgment, or decree by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

Section 4.9 Employee Benefit Plans.

(a) Parent has made available to the Company, with respect to each material Parent Benefit Plan, each writing constituting a part of such Parent Benefit Plan, including all amendments thereto.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service; (iii) no employee benefit plan of Parent or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control; (iv) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; and (v) there are no pending, threatened or, to the Knowledge of Parent, anticipated claims (other than claims for benefits in accordance with the terms of the Parent Benefit Plans) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(c) With respect to any Multiemployer Plan contributed to by Parent or any ERISA Affiliate, neither Parent nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole.

(d) Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director or other individual service provider of Parent or any of its Subsidiaries to severance pay, or any other payment from Parent or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee, director or other individual service provider, (iii) directly or indirectly cause Parent or its Subsidiaries to transfer or set aside any assets to fund any payments or benefits under any Parent Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Parent Benefit Plan on or following the First Effective Time.

(e) The execution and delivery of this Agreement, shareholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(f) Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.10 Labor Matters.

(a) Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole, as of the date of this Agreement, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries; (ii) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (iii) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to employees of Parent or any of its Subsidiaries.

(c) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2022, Parent and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(d) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement.

Section 4.11 Absence of Certain Changes or Events.

(a) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From the Parent Balance Sheet Date through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.12 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.

Section 4.13 Parent Information. The information supplied or to be supplied by Parent for inclusion in the (i) Proxy Statement/Prospectus or (ii) the Registration Statement will not, (x) at the time the Proxy Statement/Prospectus is first mailed to each of the Company’s shareholders and Parent’s shareholders, (y) at the time of each of the Company Shareholder Meeting and the Parent Shareholder Meeting (or, in each case, any adjournment or postponement thereof), or (z) at the time the Registration Statement (and any amendment or supplement thereto) is filed with the SEC or declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.14 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such filed Tax Returns were complete and correct, and Parent and each of its Subsidiaries have paid all Taxes, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(ii) there are no current audits, examinations or other proceedings pending, or to Parent’s Knowledge, threatened in respect of any Taxes of Parent or any of its Subsidiaries;

(iii) none of Parent or any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(iv) there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Permitted Liens;

(v) none of Parent or any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was Parent or any of its Subsidiaries), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among Parent or any of its Subsidiaries) or (iii) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or foreign Law or as a transferee or successor;

(vi) none of Parent or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder; and

(vii) in the last three (3) years, none of Parent or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(b) As of the date hereof, none of Parent or any of its Subsidiaries has taken or agreed to take any action or knows of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Opinion of Financial Advisor. The Parent Board has received the opinion of each of Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock in the First Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 4.16 Financing.

(a) Parent will have available to it at the Closing cash in an amount sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the Cash Consideration and any fees and expenses of or payable by Parent or Merger Subs or Parent’s other Affiliates on the Closing Date, and for any repayment or refinancing on the Closing Date of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or undertaken in connection with the transactions described in, this Agreement (such amounts, collectively, the “Financing Amounts”).

(b) Parent and Merger Subs expressly acknowledge and agree that their obligations under this Agreement to consummate the Mergers or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or the Debt Financing.

Section 4.17 Capitalization of Merger Subs. The authorized capital stock of Merger Sub 1 consists of 1,000 shares of common stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding equity interests of Merger Sub 2 is as of the date of this Agreement, and at all times through the Second Effective Time will be, owned directly by Parent; and all of the issued and outstanding capital stock of Merger Sub 1 is as of the date of this Agreement, and at all times until immediately prior to the First Effective Time will be, owned directly by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of either Merger Sub. Neither Merger Sub has conducted any business prior to the date of this Agreement, and prior to the First Effective Time (in the case of Merger Sub 1) or the Second Effective Time (in the case of Merger Sub 2) will have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

Section 4.18 Required Vote of Parent Shareholders. The affirmative vote of a majority of the votes cast by the holders of outstanding shares of Parent Common Stock represented in person or by proxy and entitled to vote on such matter in favor of the approval of the Parent Share Issuance at the Parent Shareholder Meeting, or any adjournment or postponement thereof, in accordance with the rules and policies of the NYSE (the “Parent Shareholder Approval”) is the only vote of holders of securities of Parent that is required to approve this Agreement and the transactions contemplated hereby, including the Mergers.

Section 4.19 Finders or Brokers. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers, except that Parent has engaged Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC as its financial advisors.

Section 4.20 Ownership of Common Stock. None of Parent, either Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, either Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement.

Section 4.21 No Other Representations or Warranties; No Reliance. Each of Parent and the Merger Subs acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, either Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to

Parent, either Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date of this Agreement and prior to earlier of the First Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted or required by this Agreement, (iv) if, within the first seventy-two (72) hours immediately following the occurrence of an Emergency, and following consultation with Parent (if practicable under the circumstances), (A) action is taken (or omitted), in each case, in a reasonably prudent manner, in response to such an Emergency (provided that the Company shall have reasonably consulted with Parent throughout such period), and (B) such action (or omission to act) is not reasonably expected to result in or give rise to costs, expenses, fines, losses, damages or liabilities (collectively, “Losses”) in an amount equal to or greater than as set forth on Section 5.1(a) of the Company Disclosure Schedules (the “Emergency Expense Threshold”), or (v) as set forth in Section 5.1(a) of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to conduct its business in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve intact its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision; provided further that, with respect to foregoing clause (iv), any such action or omission to act that is reasonably expected to result in or give rise to Losses equal to or in excess of the Emergency Expense Threshold shall require the prior written consent by Parent in accordance with this Section 5.1 unless such action or omission is otherwise permitted under this Section 5.1.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date, except (1) as may be required by applicable Law, (2) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly permitted or required by this Agreement, (4) if, within the first seventy-two (72) hours immediately following the occurrence of an Emergency, and following consultation with Parent (if practicable under the circumstances), (A) action is taken (or omitted), in each case, in a reasonably prudent manner, in response to such an Emergency (provided that the Company shall have reasonably consulted with Parent throughout such period), and (B) such action

(or omission to act) is not reasonably expected to result in or give rise to Losses in an amount equal to or greater than the Emergency Expense Threshold; provided that, with respect to foregoing clause (4), any such action or omission to act that is reasonably expected to result in or give rise to Losses equal to or greater than the Emergency Expense Threshold shall require the prior written consent by Parent in accordance with this Section 5.1 unless such action or omission is otherwise permitted under this Section 5.1; or (5) as set forth in Section 5.1(b) of the Company Disclosure Schedules, the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) quarterly cash dividends paid by the Company on the outstanding shares of Company Common Stock and outstanding Company Equity Awards in the Ordinary Course of Business, in each case subject to the limitations set forth on Section 5.1(b)(i) of the Company Disclosure Schedules, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the shares of Company Common Stock, (B) dividends and distributions paid by Subsidiaries of the Company to the Company, or to any of the Company’s other wholly owned Subsidiaries and (C) dividends or distributions required by the Organizational Documents of any Subsidiary or joint venture of the Company;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (a) as may be permitted by Section 5.1(b)(vii) or (b) for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to (A) hire any employee at the level of vice president or above or engage any independent contractor (who is a natural person) with a total annual compensation of more than $500,000 or (B) terminate the employment of any employee of the Company or any of its Subsidiaries at the level of vice president or above (other than for cause);

(iv) except as required pursuant to the terms of any Company Benefit Plan as in effect as of the date of this Agreement or as required pursuant to any Company Labor Agreement, shall not, and shall not permit any of its Subsidiaries to (A) grant (or promise to grant) any transaction, change in control or retention bonuses or any right to receive any transaction, change in control, retention or severance or similar compensation or benefits or increases therein, (B) grant any Company Equity Awards or other equity or long-term incentive compensation awards, (C) increase the compensation or other benefits payable or provided to any current or former director, employee or other individual service provider, (D) establish, adopt, enter into, amend or terminate any Company Benefit Plan, (E) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider or (F) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

(v) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(vi) shall not adopt any amendments to the Organizational Documents of the Company or any of its Significant Subsidiaries (other than amendments solely to effect ministerial changes to such documents);

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Company Equity Award), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.1(b), or (B) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(ix)(D));

(viii) except for transactions among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations or in payment of the exercise price;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee, any indebtedness for borrowed money, except for (A) any borrowings in the Ordinary Course of Business that do not exceed $100 million, (B) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), in each case, without increases to the outstanding principal amount of the initial indebtedness (other than as a result of the reasonable costs and expenses in connection with such replacement, renewal, extension, refinancing or refunding), (D) guarantees or credit support provided by the Company or any of its Subsidiaries for indebtedness of the Company or any of its wholly owned Subsidiaries to the extent such indebtedness, is (1) in existence on the date of this Agreement or (2) incurred in compliance with this Section 5.1(b)(ix) and, (E) indebtedness incurred pursuant to the Company Existing Indebtedness (or any replacements, renewals, extensions, or refinancings thereof; provided that such replacement, renewal, extension or refinancing does not increase the initial principal amount of such indebtedness, other than as a result of the reasonable costs and expenses in connection with such replacement, renewal, extension or refinancing);

(x) shall not, and shall not permit any of its Subsidiaries to make any loans, advances, guarantees or capital contributions to or investments in any Person (other than between the Company or any of its wholly owned Subsidiaries, on the one hand, and any of the Company’s wholly owned Subsidiaries, on the other hand) outside the Ordinary Course of Business in excess of $25 million individually or $50 million in the aggregate in any calendar year, except in each case as required under the Organizational Documents of any Subsidiary or joint venture;

(xi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its Subsidiaries but excluding Intellectual Property, other than in the Ordinary Course of Business and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(ix)(B)), (B) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries,or (C) for consideration not in excess of $50 million individually or $100 million in the aggregate in any calendar year;

(xii) shall not, and shall not permit any of its Subsidiaries to, in each case, outside of the Ordinary Course of Business, (A) amend or modify in any material respect, or terminate (where the determination is unilateral by the Company or its Subsidiary) any Company Material Contract (other than (x) amendments or modifications that are not adverse to the Company and its Subsidiaries in any material respect, (y) terminations upon the expiration of the term thereof in accordance with the terms thereof or (z) in connection with actions expressly permitted under Section 5.1(b)(ix) or Section 5.1(b) of the Company Disclosure Schedules) or waive, release or assign any material rights, claims or benefits under any Company Material Contract, (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, or renew or extend any Company Material Contract (other than in connection with actions expressly permitted under Section 5.1(b)(ix) or Section 5.1(b) of the Company Disclosure Schedules) (provided, for purposes of this Section 5.1(b), the definition of “Company Material Contract” shall be modified such that clause (xi) thereof only refers to any such Contract with a Company Top Customer or Company Top Supplier which Contract is material;

(xiii) shall not, and shall not permit any of its Subsidiaries to, acquire assets outside the Ordinary Course of Business (other than pursuant to any capital expenditures permitted by Section 5.1(b)(xv)) from any other Person with a fair market value or purchase price in excess of $50 million individually or $100 million in the aggregate (in any calendar year) in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, other than acquisitions of inventory or other goods in the Ordinary Course of Business;

(xiv) shall not, and shall not permit any of its Subsidiaries to, voluntarily settle, pay, discharge or satisfy any Action, or enter into any consent decree: (A) other than any Action that involves the payment of an amount not in excess of $25 million, individually, or $40 million in the aggregate arising from a single or series of related Actions, over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating to such Action or series of related Actions, or (B) that would result in (x) the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other immaterial obligations customarily included in monetary settlements) or (y) a finding or admission of a violation of Law;

(xv) shall (A) not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditures other than in the Ordinary Course of Business and in the aggregate not in excess of 10% of the amounts reflected in the Company’s capital expenditure budget set forth on Section 5.1(b)(xv) of the Company Disclosure Schedules and (B) and shall cause its Subsidiaries to, use reasonable best efforts to make the capital expenditures as set forth on Section 5.1(b)(xv) of the Company Disclosure Schedules;

(xvi) shall not, and shall not permit any of its Subsidiaries to terminate or intentionally permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Company Permit (excluding, in each case, any Company Permit that the Company, in its reasonable judgment, no longer believes to be material or necessary to the conduct of its businesses);

(xvii) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any material new line of business that is not either reasonably related to the existing business lines of the Company and its Subsidiaries or consistent with business lines into which similarly situated railroad companies have entered;

(xix) shall not (A) make (other than in the Ordinary Course of Business), change or revoke any material Tax election, (B) change any material method of Tax accounting or Tax accounting period, (C) file any materially amended material Tax Return, (D) settle or compromise any material Tax proceeding for an amount materially in excess of the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating thereto or enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) relating to any material Tax, (E) surrender any right to claim a material Tax refund or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax without notifying Parent in writing reasonably promptly after entering into any such agreement;

(xx) shall not, and shall not permit any of its Subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of the Company and its Subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the overall insurance coverage of the Company and its Subsidiaries, taken as a whole;

(xxi) shall not, and shall not permit any of its Subsidiaries to sell, assign, transfer, license, mortgage, pledge, divest, or grant any Lien on any Company Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, except for (A) non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course of Business or that otherwise do not materially affect the operation of the Company’s and its Subsidiaries’ businesses and (B) Permitted Liens;

(xxii) shall not, and shall not permit any of its Subsidiaries to abandon or otherwise allow to lapse or expire any Registered Company Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, other than lapses or expirations of any Registered Company Intellectual Property that is at the end of its maximum statutory term (with permitted renewals); and

(xxiii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent or either Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to applicable Law, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.2 Conduct of Business by Parent.

(a) From and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted or required by this Agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency, or (v) as set forth in Section 5.2(a) of the Parent Disclosure Schedules, Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts to conduct its business in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve intact its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date, except (1) as may be required by applicable Law, (2) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly permitted or required by this Agreement, (4) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency, or (5) as set forth in Section 5.2(b) of the Parent Disclosure Schedules, Parent:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) quarterly cash dividends paid by Parent on the Parent Common Stock consistent with past practice, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock, (B) dividends and distributions paid by Subsidiaries of Parent to Parent or to any of Parent’s other wholly owned Subsidiaries, and (C) dividends or distributions required by the Organizational Documents of any Subsidiary or joint venture of Parent;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent that remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not adopt any amendments to the Organizational Documents of Parent, other than amendments solely to effect ministerial changes to such documents;

(iv) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of Parent or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Parent Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Parent Equity Award), other than (A) issuances of shares of Parent Common Stock (x) in respect of any exercise of or settlement of Parent Equity Awards outstanding on the date of this Agreement, or (y) as may be granted after the date of this Agreement in the Ordinary Course of Business, (B) the grant of Parent Equity Awards or other equity compensation awards in the Ordinary Course of Business, (C) any Permitted Liens, (D) pursuant to existing agreements in effect prior to the execution of this Agreement or (E) pursuant to transactions not in excess of $50 million;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, except for any such transactions (A) between or among Parent’s wholly owned Subsidiaries or (B) acquisitions not in excess of $50 million; and

(vi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Anything to the contrary set forth in this Agreement notwithstanding, between the date of this Agreement and the earlier of the First Effective Time and the Termination Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by business combination, merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree or publicly propose to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, or take any other action (or omit to take any other action), if doing so could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Entity necessary to consummate the Mergers or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Mergers or any of the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the Mergers or any of the other transactions contemplated hereby (including any Debt Financing necessary in connection therewith).

Section 5.3 Access.

(a) Subject to compliance with applicable Laws, the Company shall and shall cause its Subsidiaries to afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, solely to the extent in furtherance of the consummation of the Mergers and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice, throughout the period prior to the earlier of the First Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ businesses, properties, personnel, agents, contracts, commitments, books and records, and during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, (I) in the case of Parent, furnish promptly to the Company information concerning the Mergers as may be reasonably requested by Company, and (II) in the case of the Company, furnish promptly to Parent all information concerning the Mergers as may reasonably be requested by Parent; provided that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company or Parent.

(b) The foregoing provisions of this Section 5.3 notwithstanding, neither the Company nor Parent shall be required to afford such access or furnish such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute between the parties hereto, would constitute a violation of any applicable Law or result in the disclosure of any personal information that would expose the such party to the risk of liability or competitively sensitive information. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 5.3 and withholds information on the basis of the foregoing sentence, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures (including as set forth in the Clean Team Agreement), if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege or otherwise implicate any of the foregoing impediments.

(c) Each of the Company and Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of May 19, 2025, between the Company and Parent (the “Confidentiality Agreement”) and, as applicable, the Clean Team Confidentiality Agreement, dated as of July 20, 2025, between the Company and Parent (the “Clean Team Agreement”).

Section 5.4 No Solicitation by the Company.

(a) Subject to the provisions of this Section 5.4, from the date of this Agreement until the earlier of the First Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Affiliates and its and their respective directors, officers and other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal (except to notify such Person that the provisions of this Section 5.4 prohibit any such discussions or negotiations), (iii) furnish any non-public information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (iv) recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.4(b)), or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.

(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to, but not after, obtaining the Company Shareholder Approval, if the Company receives a bona fide, unsolicited Company Alternative Proposal that did not result from the Company’s violation of this Section 5.4, the Company and its Representatives may contact the third party making such Company Alternative Proposal solely to clarify the terms and conditions of such Company Alternative Proposal. If based on the information then available and after consultation with outside legal counsel and a financial advisor, the Company Board determines in good faith that (i) such Company Alternative Proposal constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions: (A) furnish non-public information to the third party making such Company Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, such information has previously been, or is substantially concurrently, made available to Parent and the third party has executed a confidentiality agreement with the Company having confidentiality and use provisions that, in each case, are not less restrictive in all material respects to such third party than the provisions in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement (x) need not contain a “standstill” or similar obligations to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement (provided that with respect to other third parties, from the date of this Agreement until the First Effective Time, the Company shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof) and (y) shall not prohibit the Company from complying with this Section 5.4 or contain terms that would restrict in any manner the Company’s ability to consummate the Mergers); provided, however, that if the third party making such Company Alternative Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.4(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent in writing if: (i) any inquiries, proposals or offers with respect to a Company Alternative Proposal are received by the Company or any of its Representatives or (ii) any information is requested from the Company or any of its Representatives that, to the Knowledge of the Company, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). The Company shall keep Parent reasonably informed on a reasonably current basis of any material developments regarding any Company Alternative Proposals or any material change to the terms of any such Company Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c) Except as set forth in this Section 5.4, the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation; (ii) fail to include the Company Recommendation in the Proxy Statement/Prospectus that is mailed by the Company to its shareholders of the Company; (iii) if any Company Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any Company Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Company Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.4(b)) with respect to any Company Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Company Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Shareholder Approval, but not after, the Company Board may, in response to a Company Superior Proposal, make a Company Change of Recommendation; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation (A) unless the Company shall have given Parent at least five (5) Business Days’ written notice (a “Company Superior Proposal Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which Company Superior Proposal Notice shall include a description of the terms and conditions of the Company Superior Proposal that is the basis for the proposed action of the Company Board (including the identity of the Person making the Company Superior Proposal and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including any proposed definitive agreements for such Company Superior Proposal), and the Company shall have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation, and (B) unless, at the end of the five-Business Day period following the delivery of such Company Superior Proposal Notice (the “Company Superior Proposal Notice Period”), after taking into account any changes to the terms of this Agreement proposed by Parent in writing and any other proposals or information offered by Parent in writing during the Company Superior Proposal Notice Period, the Company Board concludes that the Company Superior Proposal giving rise to the Company Superior Proposal Notice continues to constitute a Company Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Company Superior Proposal (including any change in the amount or form of consideration) shall commence a new notice period pursuant clause (A) of three (3) Business Days.

(d) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Shareholder Approval, but not after, the Company Board may, in response to a Company Intervening Event, make a Company Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation unless (i) the Company shall have given Parent at least five (5) Business Days’ written notice (a “Company Intervening Event Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which

Company Intervening Event Notice shall include a description of the applicable Company Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Company Intervening Event Notice (the “Company Intervening Event Notice Period”), after taking into account any changes to amend the terms of this Agreement proposed by Parent in writing and any other proposals or information offered by Parent in writing during the Company Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such Company Change of Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law; provided that this Section 5.4(e) shall not be deemed to permit the Company or the Company Board to effect a Company Change of Recommendation except in accordance with Section 5.4(c) or Section 5.4(d).

(f) Further to Section 5.4(a), the Company shall (and shall cause its Affiliates and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than Parent, the Company or any of their respective Affiliates or Representatives) with respect to any Company Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Company Alternative Proposal. Further, the Company shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries and provide prompt written confirmation thereof.

(g) “Company Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than Parent, either Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, in each case (whether in one or a series of related transactions), as a result of which such Person or group of Persons (or their shareholders) obtains control over, or becomes the beneficial owner of, directly or indirectly, 10% or more of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction or (ii) the acquisition by any Person of 10% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, on a consolidated basis.

(h) “Company Superior Proposal” means an unsolicited, bona fide written Company Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “greater than 50%” for “10% or more” in each place each such phrase appears, made after the date of this Agreement, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account, in addition to all other relevant factors, any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.4(c) of this Agreement) and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board.

(i) “Company Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement, which event, change, occurrence or development becomes known to the Company Board after the Company’s execution and delivery of this Agreement and before the Company Shareholder Approval is obtained; provided, that in no event shall any of the following be a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (i) the receipt, existence, terms of or opportunity for a Company Alternative Proposal or other business combination proposal (or any proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal or other such proposal, or direct and indirect consequences thereof); (ii) any matter contemplated by Section 5.8, including any non-compliance with Section 5.8 or any consequence thereof; (iii) any event, change, occurrence or development described in clauses (a), and (c) through (l) of the definition of Company Material Adverse Effect and the corresponding section of the definition of Parent Material Adverse Effect; or (iv) any change in the market price or trading volume of the Company Common Stock or Parent Common Stock, any change in the credit rating of the Company or Parent or any of their respective securities, or the Company or Parent failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earning prediction, or other financial or operating metrics for any period (provided that any event, change, occurrence or development giving rise to or contributing to such change, failing to meet, meeting or exceedance that is not otherwise excluded by the foregoing clauses (i) through (iii) may be a Company Intervening Event and may be taken into account in determining whether a Company Intervening Event has occurred).

Section 5.5 No Solicitation by Parent.

(a) Subject to the provisions of this Section 5.5, from the date of this Agreement until the earlier of the First Effective Time and the Termination Date, Parent agrees that it shall not, and shall cause its Affiliates and its and their respective directors, officers and other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding a Parent Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal

(except to notify such Person that the provisions of this Section 5.5 prohibit any such discussions or negotiations), (iii) furnish any non-public information relating to Parent or its Subsidiaries in connection with or for the purpose of facilitating a Parent Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (iv) recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Parent Alternative Proposal (except for confidentiality agreements permitted under Section 5.5(b)), or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Parent Alternative Proposal.

(b) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to, but not after, obtaining the Parent Shareholder Approval, if Parent receives a bona fide, unsolicited Parent Alternative Proposal that did not result from the Parent’s violation of this Section 5.5, Parent and its Representatives may contact the third party making such Parent Alternative Proposal solely to clarify the terms and conditions of such Parent Alternative Proposal. If based on the information then available and after consultation with outside legal counsel and a financial advisor, the Parent Board determines in good faith that (i) such Parent Alternative Proposal constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, Parent may take the following actions: (A) furnish non-public information to the third party making such Parent Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, such information has previously been, or is substantially concurrently, made available to the Company and the third party has executed a confidentiality agreement with Parent having confidentiality and use provisions that, in each case, are not less restrictive in all material respects to such third party than the provisions in the Confidentiality Agreement are to the Company (it being understood that such confidentiality agreement (x) need not contain a “standstill” or similar obligations to the extent that the Company is, concurrently with the entry by Parent or its Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement (provided that with respect to other third parties, from the date of this Agreement until the First Effective Time, Parent shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which Parent or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof) and (y) shall not prohibit Parent from complying with this Section 5.5 or contain terms that would restrict in any manner Parent’s ability to consummate the Mergers); provided, however, that if the third party making such Parent Alternative Proposal is a known competitor of Parent, Parent shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.5(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Parent Alternative Proposal. Parent shall promptly (and in any event within 24 hours) notify the Company in writing if: (i) any inquiries, proposals or offers with respect to a Parent Alternative Proposal are received by Parent or any of its Representatives or (ii) any information is requested from Parent or any of its Representatives that, to the Knowledge of Parent, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). Parent shall keep the Company reasonably informed on a reasonably current basis of any material developments regarding any Parent Alternative Proposals or any material change to the terms of any such Parent Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c) Except as set forth in this Section 5.5, the Parent Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Parent Recommendation; (ii) fail to include the Parent Recommendation in the Proxy Statement/Prospectus that is mailed by Parent to its shareholders; (iii) if any Parent Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Parent Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by the Company or an Affiliate of the Company), fail to recommend, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any Parent Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Parent Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.5(b)) with respect to any Parent Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Parent Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Parent Shareholder Approval, but not after, the Parent Board may, in response to a Parent Superior Proposal, make a Parent Change of Recommendation; provided, that the Parent Board shall not be entitled to make such a Parent Change of Recommendation (A) unless Parent shall have given the Company at least five (5) Business Days’ written notice (a “Parent Superior Proposal Notice”) advising the Company of its intention to make such a Parent Change of Recommendation, which Parent Superior Proposal Notice shall include a description of the terms and conditions of the Parent Superior Proposal that is the basis for the proposed action of the Parent Board (including the identity of the Person making the Parent Superior Proposal and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including any proposed definitive agreements for such Parent Superior Proposal), and Parent shall have negotiated in good faith with the Company (to the extent the Company wishes to negotiate) to enable the Company to make such amendments to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation, and (B) unless, at the end of the five-Business Day period following the delivery of such Parent Superior Proposal Notice (the “Parent Superior Proposal Notice Period”), after taking into account any changes to the terms of this Agreement proposed by the Company in writing and any other proposals or information offered in writing by the Company during the Parent Superior Proposal Notice Period, the Parent Board concludes that the Parent Superior Proposal giving rise to the Parent Superior Proposal Notice continues to constitute a Parent Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Parent Superior Proposal (including any change in the amount or form of consideration) shall commence a new notice period pursuant clause (A) of three (3) Business Days.

(d) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Parent Shareholder Approval, but not after, the Parent Board may, in response to a Parent Intervening Event, make a Parent Change of Recommendation if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the Parent Board shall not be entitled to make such a Parent Change of Recommendation unless (i) Parent shall have given the Company at least five (5) Business Days’ written notice (a “Parent Intervening Event Notice”) advising the Company of its intention to make such a Parent Change of Recommendation, which Parent Intervening Event Notice shall include a description of the applicable Parent Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Parent Intervening Event Notice (the “Parent Intervening Event Notice Period”), after taking into account any changes to amend the terms of this Agreement proposed by the Company in writing and any other proposals or information offered by the Company in writing during the Parent Intervening Event Notice Period, the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such Parent Change of Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its shareholders if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such disclosure would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable Law; provided that this Section 5.5(e) shall not be deemed to permit Parent or the Parent Board to effect a Parent Change of Recommendation except in accordance with Section 5.5(c) or Section 5.5(d).

(f) Further to Section 5.5(a), Parent shall (and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than the Company, Parent or any of their respective Affiliates or Representatives) with respect to any Parent Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Parent Alternative Proposal. Further, Parent shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning Parent and any of its Subsidiaries and provide prompt written confirmation thereof.

(g) “Parent Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than the Company or its Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Parent, in each case (whether in one or a series of related transactions), as a result of which such Person or group of Persons (or their shareholders) obtains control over, or becomes the beneficial owner of, directly or indirectly, 10% or more of the total voting power of Parent or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction or (ii) the acquisition by any Person of 10% or more of the net revenues, net income or total assets of Parent and its Subsidiaries, on a consolidated basis.

(h) “Parent Superior Proposal” means an unsolicited, bona fide written Parent Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “greater than 50%” for “10% or more” in each place each such phrase appears, made after the date of this Agreement, that the Parent Board determines in good faith, after consultation with Parent’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to Parent’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account, in addition to all other relevant factors, any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.5(c) of this Agreement) and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Parent Board.

(i) “Parent Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Parent Board as of the date of this Agreement, which event, change, occurrence or development becomes known to the Parent Board after the Parent’s execution and delivery hereof and before the Parent Shareholder Approval is obtained; provided, that in no event shall any of the following be a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (i) the receipt, existence, terms of or opportunity for a Parent Alternative Proposal or other business combination proposal (or any proposal or inquiry that would reasonably be expected to lead to a Parent Alternative Proposal or other such proposal, or direct and indirect consequences thereof); (ii) any matter contemplated by Section 5.8, including any non-compliance with Section 5.8 or any consequence thereof; (iii) any event, change, occurrence or development described in clauses (a), and (c) through (l) of the definition of Parent Material Adverse Effect and the corresponding section of the definition of Company Material Adverse Effect; or (iv) any change in the market price or trading volume of the Company Common Stock or Parent Common Stock, any change in the credit rating of the Company or Parent or any of their respective securities, or the Company or Parent failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earning prediction, or other financial or operating metrics for any period (provided that any event, change, occurrence or development giving rise to or contributing to such change, failing to meet, meeting or exceedance that is not otherwise excluded by the foregoing clauses (i) through (iii) may be a Parent Intervening Event and may be taken into account in determining whether a Parent Intervening Event has occurred).

Section 5.6 Filings; Other Actions.

(a) As promptly as reasonably practicable after the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC the preliminary Proxy Statement/Prospectus (and in any event the parties shall use reasonable best efforts to cause the filing to be made within sixty (60) days of the date of this Agreement) and (ii) Parent shall prepare and file with the SEC the Registration Statement with respect to the shares of Parent Common Stock to be issued in connection with the First Merger, which shall include the Proxy Statement/Prospectus. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (B) keep the Registration Statement effective for so long as necessary to complete the Mergers. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent shall provide the other party with a reasonable period of time to review the Proxy Statement/Prospectus and any amendments thereto prior to filing and shall reasonably consider any comments from the other party. Each of the Company and Parent shall respond promptly to any comments from the SEC or the staff of the SEC. Each of the Company and Parent shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply the other party with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus or the Registration Statement or the transactions contemplated by this Agreement within twenty-four (24) hours of the receipt thereof. The Proxy Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act. If at any time prior to the Company Shareholder Meeting or the Parent Shareholder Meeting (or any adjournment or postponement of the Company Shareholder Meeting or the Parent Shareholder Meeting) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus and/or Registration Statement, so that the Proxy Statement/Prospectus and/or Registration Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company and/or Parent with the SEC, and, to the extent required by applicable Law, disseminated to the shareholders of the Company and the shareholders of Parent. The Company shall cause the Proxy Statement/Prospectus to be mailed to the Company’s shareholders and Parent shall cause the Proxy Statement/Prospectus to be mailed to Parent’s shareholders, in either case, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act (such date, the “Clearance Date”).

(b) Each of Parent and the Company shall provide the other party and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, the Registration Statement and other documents related to the Company Shareholder Meeting, the Parent Shareholder Meeting or the issuance of the shares of Parent Common Stock (and any amendments thereto) in connection with the First Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s shareholders or Parent’s shareholders, as applicable. Each party hereto shall consider in good faith in the Proxy Statement/Prospectus, the Registration Statement and such other documents related to the Company Shareholder Meeting, the Parent Shareholder Meeting or the issuance of shares of Parent Common Stock in connection with the First Merger, all comments reasonably and promptly proposed by the other party or its legal counsel.

(c) Subject to Section 5.4 and Section 5.6(d), the Company shall take all action necessary in accordance with applicable Law and the articles of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Change of Recommendation in compliance with Section 5.4, the Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval at the Company Shareholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement) as soon as reasonably practicable.

(d) The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. The Company may adjourn or postpone the Company Shareholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Shareholder Approval or (iv) to comply with applicable Law, in each case, as long as the date of the Company Shareholder Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. Any additional postponements or adjournments shall require the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the approval of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the approval of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.

(e) Subject to Section 5.5 and Section 5.6(f), Parent shall take all action necessary in accordance with applicable Law and the articles of incorporation and bylaws of Parent to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless Parent shall have made a Parent Change of Recommendation in compliance with Section 5.5, Parent shall include the Parent Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Parent Shareholder Approval at the Parent Shareholder Meeting (including by soliciting proxies in favor of the approval of the Parent Share Issuance) as soon as reasonably practicable.

(f) Parent shall cooperate with and keep the Company informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. Parent may adjourn or postpone the Parent Shareholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Parent Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Shareholder Approval or (iv) to comply with applicable Law, in each case, as long as the date of the Parent Shareholder Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. Any additional postponements or adjournments shall require the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), the approval of the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s shareholders in connection with the adoption of this Agreement) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholder Meeting.

(g) It is the intention of the parties hereto that, and each of the parties shall reasonably cooperate and use their commercially reasonable efforts to cause, the date and time of the Company Shareholder Meeting and the Parent Shareholder Meeting be coordinated such that they occur on the same calendar day (and in any event as close in time as possible).

(h) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article 7, (x) in the event that the Company Board makes a Company Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of Company Common Stock to obtain the Company Shareholder Approval at the Company Shareholder Meeting or any adjournment, recess or postponement thereof, and (y) in the event that the Parent Board makes a Parent Change of Recommendation, Parent shall nevertheless submit this Agreement to the holders of shares of Parent Common Stock to obtain the Parent Shareholder Approval at the Parent Shareholder Meeting or any adjournment, recess or postponement thereof.

Section 5.7 Employee Matters.

(a) From and after the First Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the First Effective Time (including terms permitting the amendment or termination of such Company Benefit Plans). For a period of one (1) year following the First Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries as of immediately prior to the First Effective Time who remains employed by Parent or its Subsidiaries following the First Effective Time (“Company Employees”) (i) base compensation, cash incentive opportunities, and target equity incentive opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the First Effective Time (it being understood that in lieu of equity compensation awards, Parent may provide Company Employees who, as of immediately prior to the First Effective Time, were eligible to receive Company equity compensation awards, long-term incentive awards that are settled in cash in an amount sufficient to replace the grant date value of the Company Employee’s equity compensation opportunity immediately prior to the First Effective Time; provided, that, except as set forth in this Section 5.7(a), such long-term incentive awards shall have the same terms and conditions as those applicable to the equity awards granted by Parent to its similarly situated employees), and (ii) employee benefits (excluding severance, retention, change in control, bonuses, equity or equity based compensation, paid time off, defined benefit plans and retiree medical or welfare plans or arrangements) that are no less favorable in the aggregate than such employee benefits provided to the Company Employee immediately before the First Effective Time. Without limiting the generality of the foregoing, (A) Parent shall or shall cause to be provided to each Company Employee whose employment terminates during the one-year period following the First Effective Time under circumstances that would give rise to severance benefits under the Company Benefit Plans set forth on Section 5.7(a) of the Company Disclosure Schedules (the “Company Severance Plans”), severance benefits in accordance with the terms of the applicable Company Severance Plan in which such Company Employee is eligible to participate immediately prior to the First Effective Time and (B) during such one-year period following the First Effective Time, severance benefits offered to each Company Employee shall be determined taking into account all service with the Company, its Subsidiaries (and including, on and after the First Effective Time, the Second Surviving Company and any of its Affiliates) and without taking into account any reduction after the First Effective Time in compensation paid or benefits provided to such Company Employee. Notwithstanding the foregoing, the terms and conditions of employment, including, without limitation, with respect to compensation, benefits, work rules and other terms of employment, for any Company Employee who is represented by a labor union or other labor organization shall be governed by the terms of the applicable Company Labor Agreement.

(b) For a period of one (1) year following the First Effective Time, Parent shall, or shall cause its applicable Affiliate to, maintain for each Company Employee a paid time off policy that is no less favorable than the paid time off policy in effect for similarly situated employees of the Company immediately prior to the First Effective Time, including with respect to the rate and timing of accrual, the number of paid time off days provided and the treatment of unused paid time off upon termination of employment (including any cash-out rights).

(c) For all purposes (including for purposes of vesting, eligibility to participate, benefit accrual and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the First Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the First Effective Time, to the same extent as such Company Employee was entitled, before the First Effective Time, to credit for such service under any analogous Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the First Effective Time; provided that the foregoing shall not apply (w) for purposes of any closed or frozen plans, (x) for any purpose under any defined benefit pension plans or retiree health and welfare plans, in each case, that were not sponsored by the Company or its Subsidiaries prior to the First Effective Time, (y) for purposes of qualifying for subsidized early retirement benefits under any program that was not sponsored by the Company or its Subsidiaries prior to the First Effective Time, or (z) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall provide that each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plan that is a group health plan to the extent coverage under such New Plan replaces an analogous Company Benefit Plan in which such Company Employee participated immediately before the First Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan that is a group health plan and in which any Company Employee participates, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the analogous plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the First Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) To the extent requested in writing by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall, or shall cause its applicable Affiliate to, take all actions necessary to terminate each Company Benefit Plan that is a tax-qualified defined contribution 401(k) retirement plan that exclusively covers non-union employees (the “Company Non-Union 401(k) Plans”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company Non-Union 401(k) Plans shall become fully vested in any unvested portion of their Company Non-Union 401(k) Plan accounts as of the date such plan is terminated. If the Company Non-Union 401(k) Plans are terminated, the Company shall provide Parent with evidence that the Company Non-Union 401(k) Plans have been terminated (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of the Company or its applicable Affiliate, which such resolutions shall be provided to Parent at least three (3) Business Days prior to the Closing Date and shall be subject to Parent’s review and comment. If the Company Non-Union 401(k) Plans are terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) that will cover such eligible Company Employees who had participated in a Company Non-Union 401(k) Plan and shall cover such eligible Company Employees in the applicable Parent 401(k) Plan effective as of the Closing Date. In connection with the termination of the Company Non- Union 401(k) Plans, Parent shall cause the Parent 401(k) Plan to accept from the Company

Non-Union 401(k) Plans the “direct rollover” of the account balance (including notes representing outstanding loans that are not in default) of each Company Employee who participated in a Company Non-Union 401(k) Plan as of the date such plans are terminated and who elects such direct rollover in accordance with the terms of the applicable Company Non-Union 401(k) Plan and the Code.

(e) Without limiting the generality of Section 8.10, the provisions of this Section 5.7(e) are solely for the benefit of the parties to this Agreement, and no current or former director, employee or consultant or any other Person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed to create, establish, terminate or amend any Company Benefit Plan or Parent Benefit Plan or other compensation or benefit plan or arrangement for any purpose or otherwise shall prevent Parent, the Second Surviving Company or any of their Affiliates from terminating the employment of any Company Employee, or amending any Company Benefit Plan or Parent Benefit Plan.

Section 5.8 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement (including Section 5.8(c)), each of the parties hereto shall use their reasonable best efforts to (and shall cause each of their respective Affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions to Closing set forth in Article 6 of this Agreement to be satisfied and to consummate and make effective the Mergers and the other transactions contemplated by this Agreement prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations, notices, notifications, petitions, applications, reports and other filings and the taking of all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents from third parties, (iii) the defending of any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement, or seeking to prohibit or delay the Closing and (iv) the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by this Agreement; provided, that solely with respect to approvals from third parties other than from Governmental Entities and other than under Railroad Laws or Antitrust Laws as provided in this Section 5.8, in no event shall either the Company or Parent or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.

(b) Without limiting the foregoing, but subject to the terms and conditions herein (including Section 5.8(c)), the Company, Parent and each Merger Sub shall (i) promptly, but in no event later than six (6) months after the date of this Agreement, file the Application with the STB (provided, however, that if the STB issues an order or otherwise implements a regulatory change that materially impedes the filing of the Application, the Company, Parent and each Merger

Sub shall file the Application as reasonable in light of such order or regulatory change), (ii) as promptly as practicable and advisable, file any and all notification and report forms to the CNA and the FCC required under applicable Law with respect to the Mergers and the other transactions contemplated by this Agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable Law as soon as practicable after the date of this Agreement, (iii) cooperate with each other in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from, or with respect to, any third parties or Governmental Entities, including under other applicable Antitrust Laws and Railroad Laws and/or in connection with the Company Approvals and Parent Approvals, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) making all such filings as promptly as practicable and advisable and timely obtaining all such Consents, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity may assert under any Law (including in connection with the Company Approvals and Parent Approvals) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur prior to the End Date, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of Parent and its Subsidiaries or of the Company and its Subsidiaries, (B) otherwise taking or committing to take any actions that after the First Effective Time would limit Parent’s or its Subsidiaries’ (including the Second Surviving Company’s) freedom of action with respect to, or their ability to retain, or otherwise agreeing to any restriction, requirement or limitation with respect to their or one or more of their Subsidiaries’ (including the Second Surviving Company’s) assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the Closing and (C) committing to take the actions set forth on Section 5.8(b)(iv)(C) of the Company Disclosure Schedules, subject to the limitations set forth therein (any such action or limitation described in this clause (iv), including (A), (B) and (C), each a “Restriction”). As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean the STB Approval and the CNA Approval, and the term “Application” shall mean the application contemplated by 49 C.F.R. § 1180.4(c) with respect to the Mergers and the other transactions contemplated hereby.

(c) Notwithstanding anything to the contrary in Section 5.8(a), Section 5.8(b) or any other provision of this Agreement, in no event shall Parent or any of its Affiliates (including, for purposes of this sentence, the Company and its Subsidiaries, after giving effect to the Mergers) be required to take, or commit to take, or agree to or accept any (i) Non-Required Restriction (as such term is defined on Section 5.8(c) of the Company Disclosure Schedules), (ii) voting trust agreement or other similar agreement that has the effect of requiring the deposit of the outstanding shares of the Second Surviving Company into a voting trust or similar arrangement (a “Voting Trust Restriction”) or (iii) material alteration of the conditions imposed on regulatory approval of transactions involving Parent or the Company, or their respective Subsidiaries, prior to the date of this Agreement (a “Prior Transaction Restriction”) (any of the foregoing actions or limitations described in clauses (i) through (iii), each a “Materially Burdensome Regulatory Condition”). Neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its Subsidiaries only from and after the First Effective Time in the event that the Closing occurs and is expressly permitted pursuant to this Section 5.8. The Company and its Subsidiaries shall not agree to any such actions without the prior written consent of Parent which, subject to and without limiting Parent’s obligations under this Section 5.8, may be granted or withheld in Parent’s sole discretion.

(d) The Company, Parent and each Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 5.8(d), and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and each Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly informing and furnishing the other with copies of notices or other communications received or given by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and each Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity (except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. Section 800.502(c)(5)(vi) or that otherwise is requested by any Governmental Entity to remain confidential from the other parties); provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns; provided, further that each party may reasonably designate any competitively sensitive material provided to the other under this Section 5.8 as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.8 in a manner so as to preserve the applicable privilege. Each of Parent and the Merger Subs agrees not to initiate, and each of the Company, Parent and the Merger Subs agrees not to participate in, any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. In the event that any information in the filings submitted pursuant to this Section 5.8(d) or any such supplemental information furnished in connection therewith is deemed confidential by either party, the parties shall maintain the confidentiality of the same, and the parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view.

(e) Subject to the obligations of this Section 5.8, Parent shall, in its sole discretion, devise and implement the strategy and timing for obtaining any Consents required under any applicable Law in connection with the transactions contemplated by this Agreement and Parent shall, for the avoidance of doubt, have the final authority in its sole discretion over all decisions in respect of all matters addressed in this Section 5.8, including the development, presentation and conduct of, and all decisions with respect to, the matters relating to obtaining the Requisite Regulatory Approvals, including any decisions with respect to timing, content, negotiations and any communications regarding any Restrictions. Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such Consents; provided, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategy and timing. The Company and its Subsidiaries shall not (i) initiate any such discussions or proceedings with any Governmental Entity, or (ii) take or agree to take any actions (other than any ministerial actions including preparatory activities and discussions involving only the Company and its Representatives) or agree to any restrictions or conditions with respect to obtaining any Consents in connection with the Mergers and the other transactions contemplated by this Agreement without the prior written consent of Parent, other than, in each case, as expressly permitted or expressly required to be taken by the Company and its Subsidiaries pursuant to this Section 5.8. For the avoidance of doubt, all references to this Section 5.8 in this Agreement shall be deemed to include Section 5.8 of the Company Disclosure Schedules.

(f) In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company, Parent and the Merger Subs shall cooperate in all respects with each other and shall contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.

Section 5.9 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Subs and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. The Company, on the one hand, and Parent and the Merger Subs, on the other hand, shall consult with and provide each other a reasonable opportunity to review and comment on, and consider in good faith any reasonable comments by the other party on, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 5.10 shall not apply (a) subject to Section 5.4, to any Company press release or other public statement regarding a Company Alternative Proposal and matters related thereto or a Company Change of Recommendation, (b) subject to Section 5.5, to any Parent press release or other public statement regarding a Parent Alternative Proposal and matters related thereto or a Parent Change of Recommendation, (c) in connection with any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated hereby or (d) to any statements made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 5.10. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

Section 5.11 Indemnification and Insurance.

(a) Parent, each Merger Sub and the Company agree that, for a period of six (6) years after the First Effective Time, all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation, bylaws or other organizational documents or in any indemnification agreements made available to Parent prior to the date of this Agreement shall survive the Mergers and shall continue at and after the First Effective Time in full force and effect. For a period of six (6) years after the First Effective Time, Parent and the Second Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company and its Subsidiaries’ certificates of incorporation, bylaws or similar organizational documents in effect as of the date of this Agreement and any indemnification agreements of the Company or any of its Subsidiaries with any of their respective directors or officers made available to Parent prior to the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the First Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or resolution of such claim, even if beyond such six-year period.

(b) The Second Surviving Company shall, and Parent shall cause the Second Surviving Company to, to the fullest extent permitted under applicable Law and the Company and its Subsidiaries’ certificates of incorporation, bylaws or similar organizational documents in effect as of the date of this Agreement and any indemnification agreements made available to Parent prior to the date of this Agreement, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the written request of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Proceeding, the Second Surviving Company shall cooperate with the Indemnified Party in the defense of any such Proceeding.

(c) For a period of six (6) years from the First Effective Time, Parent and the Second Surviving Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time; provided, that Parent and the Second Surviving Company shall not be required to pay an aggregate annual premium in excess of 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement in respect of such coverage required to be maintained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. In lieu of the foregoing, the Company shall, at Parent’s request and in reasonable consultation with Parent, purchase, prior to the First Effective Time, six-year prepaid “tail” insurance on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time, including with respect to the transactions contemplated hereby; provided, that the Company shall not commit or spend on such “tail” insurance, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability and fiduciary liability insurance, and if the cost of such “tail” insurance would otherwise exceed such amount, the Company shall purchase, in consultation with Parent, as much coverage as reasonably practicable for up to such limit. Parent and the Second Surviving Company shall cause such insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Second Surviving Company.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation, bylaws or other organizational documents of the Company, any of its Subsidiaries or the Second Surviving Company, any other indemnification arrangement, the VSCA, the VLLCA or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Mergers and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event that Parent, the Second Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Second Surviving Company, as the case may be, shall assume their respective obligations set forth in this Section 5.11.

Section 5.12 Financing Cooperation.

(a) The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any debt financing required to fund the Financing Amounts (the “Debt Financing”) (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including, to the extent so requested, using reasonable best efforts to:

(i) furnish promptly to Parent the Financing Information;

(ii) assist Parent in its preparation of pro forma financial statements and pro forma information to the extent necessary or reasonably requested by Parent in connection with any Debt Financing;

(iii) provide reasonable and customary assistance to Parent in the preparation of (A) customary offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations which, in each case, as is customary and appropriate, may incorporate by reference periodic and current reports filed by the Company with the SEC;

(iv) make senior management of the Company and its Subsidiaries available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities, provided, at the Company’s option in consultation with Parent, any such meeting or communication may be conducted virtually by videoconference or other media;

(v) cause the Company’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Company’s independent registered accounting firm (A) to provide customary comfort letters (including “negative assurance” comfort), in each case in customary form in connection with any capital markets transaction comprising a part of the Debt Financing, including at the time of pricing and closing, to the applicable Financing Parties, (B) if required, provide consents with respect to financial statements for the Company and its Subsidiaries for inclusion or incorporation by reference in documents referred to in clause (iii) of this Section 5.12(a) and (C) participate in a reasonable number of due diligence and drafting sessions; provided, at the Company’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(vi) provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with any syndicated bank financing;

(vii) assist in obtaining or updating corporate and facility credit ratings;

(viii) assist in the negotiation, preparation and, substantially concurrently with, conditioned upon, and effective subject to the occurrence of, the Closing, execution of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees and customary closing certificates, as may be reasonably requested by Parent, in each case as contemplated in connection with the Debt Financing;

(ix) cooperate with internal and external counsel of Parent in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Debt Financing;

(x) cooperate with the due diligence requests of Parent and providing access to documents and other information in connection with customary due diligence investigations;

(xi) deliver, prior to Closing, to the extent reasonably requested in writing in advance thereof, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xii) at Parent’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent with respect to (A) the prepayment of some or all amounts outstanding under the Company Existing Indebtedness, including (x) using reasonable best efforts to prepare and submit customary notices in respect of any such prepayment provided that such prepayment shall be contingent upon the occurrence of the Closing, and (y) using reasonable best efforts to obtain from the lenders or agents, as applicable, under the Company Existing Indebtedness customary payoff letters in respect of such Company Existing Indebtedness and (B) the matters set forth on Section 5.12(a)(xii) of the Company Disclosure Schedules;

(xiii) consent to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill; and

(xiv) cause the Company and its Subsidiaries to facilitate the taking of all reasonable and customary corporate action, limited liability company action or other organizational action, as applicable, none of which shall become effective prior to the Closing, necessary to permit and/or authorize the consummation of the Debt Financing.

(b) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.12 that would: (i) require the Company or its Subsidiaries or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.12(a)(vi)) unless (x) such officers or directors are to remain as directors and/or officers of the Company or the applicable Subsidiaries on and after the Closing Date and (2) the effectiveness thereof is contingent upon and effective after the Closing, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to (x) pay any commitment or other similar fee prior to the Closing, (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with the Debt Financing prior to the Closing or (z) have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or shareholder of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the Organizational Documents of the Company or any of its Subsidiaries or any applicable Laws, (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which the Company or any of its Subsidiaries is a party, (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries, (viii) require the Company to prepare any financial statements or information (other than the Financing Information) that are not available to it and prepared in the ordinary course of its financial reporting practice, or (ix) require the Company to prepare or deliver any Excluded Information. Nothing contained in this Section 5.12 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its representatives pursuant to this Section 5.12 and any information used in connection therewith, other than to the extent any such costs or losses are the result of the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or their respective Representatives.

(c) The parties hereto acknowledge and agree that the provisions contained in this Section 5.12 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the offering, arrangement, syndication, consummation, issuance or sale of any Debt Financing to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.12 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing.

(d) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent shall be permitted to disclose such information to (i) prospective lenders and investors during syndication and marketing of the Debt Financing that agree to confidentiality undertakings customary for financing transactions of investment grade borrowers (including customary “click-through” confidentiality undertakings and confidentiality provisions contained in customary confidential information memoranda or other offering memoranda), (ii) on a confidential basis to rating agencies, (iii) in the case of any part of the Debt Financing consisting of debt securities, to the extent required to be included in any prospectus, private placement memorandum or other similar offering document in connection with the Debt Financing and (v) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

Section 5.13 Financing. Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts at or before the Closing. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to obtain funds sufficient to fund the Financing Amounts. The foregoing notwithstanding, compliance by Parent with this Section 5.13 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing or any other financing is available.

Section 5.14 Stock Exchange De-listing; 1934 Act Deregistration Stock Exchange Listing.

(a) The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the de- listing by the Second Surviving Company of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the First Effective Time.

(b) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.

Section 5.15 Rule 16b-3. Prior to the First Effective Time, the Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall take such actions as may be reasonably necessary or advisable to cause any dispositions of Company equity securities and any acquisition of Parent equity securities (in each case including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Shareholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such party in connection with, any shareholder litigation or claim against such party and/or its directors or officers relating to the Mergers or the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim and the Company shall not compromise or settle, or agree to compromise or settle, any shareholder litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.17 Certain Tax Matters.

(a) The parties shall (and shall cause their respective Subsidiaries to) (i) use their respective reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any action or fail to take any action if such action or such failure is intended or could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report, and intend to cause their respective Subsidiaries to report, the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Parent and the Company will, upon reasonable request by the other, use their respective reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Parent or the Company of an opinion of external counsel relating to the Intended Tax Treatment (including if the SEC requires an opinion regarding the Intended Tax Treatment to be prepared and submitted in connection with the declaration of effectiveness of the Proxy Statement/Prospectus, such opinion to be prepared by Wachtell, Lipton, Rosen and Katz (or such other counsel as may be reasonably acceptable to each of Parent and the Company)). In connection with the foregoing, each of Parent and the Company shall use reasonable best efforts to deliver to the relevant counsel, upon reasonable request therefore, certificates (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable), in form and substance reasonably acceptable to such counsel, containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

(c) Parent shall promptly notify the Company if, at any time before the First Effective Time, Parent becomes aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) The Company shall promptly notify Parent if, at any time before the First Effective Time, the Company becomes aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.18 Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock, subject to applicable Law and the approval of the Company Board and the Parent Board, as applicable, so that holders of shares of Company Common Stock do not receive dividends both on shares of Company Common Stock and Parent Common Stock received in the Mergers in respect of any calendar quarter or fail to receive a dividend on one of either shares of Company Common Stock or Parent Common Stock received in the Mergers for any calendar quarter.

Section 5.19 Merger Sub Shareholder Approvals. Promptly following the execution of this Agreement, Parent (in its capacity as sole shareholder of the Merger Subs) shall execute and deliver, in accordance with applicable Law and the applicable Merger Sub’s articles of incorporation, articles of organization and bylaws, as applicable, a written consent approving and adopting this Agreement and the transactions contemplated thereby.

Section 5.20 Treatment of Company Existing Indebtedness. The Company shall use reasonable best efforts to deliver to Parent, at least four (4) Business Days prior to the Closing Date, drafts of, and on or prior to the Closing Date, executed copies of, customary payoff letters from the agent or lenders, as applicable, under the Company Existing Indebtedness (a) setting forth the amount required to pay off in full on the Closing Date the indebtedness and other obligations outstanding under the Company Existing Indebtedness and all other related loan documents (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties) (the “Payoff Amount”), (b) setting forth the wire transfer instructions for the payment of the Payoff Amount and (c) terminating the Company Existing Indebtedness and all other related loan documents, in each case, automatically upon receipt of the Payoff Amount. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts (in each case subject to the payment of the Payoff Amount) (x) to deliver to Parent (or the agent or lenders, as applicable, under the Company Existing Indebtedness, in the case of prepayment and termination notices) on or prior to the Closing (or on or prior to the date required under the Company Existing Indebtedness, in the case of prepayment and termination notices), in customary form, all the documents, filings and notices required for the termination of the Company Existing Indebtedness.

Section 5.21 Transition. In order to facilitate the integration and the operations of the Company and Parent and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis after the First Effective Time, and in an effort to accelerate to the earliest time possible after the First Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized as a result of the Mergers, the parties shall promptly after the date of this Agreement establish a transition planning team (the “Transition Team”), which shall consist of members of senior management of each of the Company and Parent and be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Parent and the Company. Subject to applicable Law, the Transition Team shall be responsible for developing and implementing a detailed action plan for the combination of the businesses from and after the First Effective Time and shall (i) confer on a regular and continued basis regarding the status of the transition and integration planning process (with reasonable frequency), (ii) communicate and consult with its members with respect to the manner in which the respective businesses will be conducted from and after the First Effective Time and (iii) coordinate human resources, information technology, operations (including rail network planning), finance and accounting integration. Parent shall consider in good faith the recommendations of the Transition Team in implementing the integration.

ARTICLE 6

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Obligation of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) The Company Shareholder Approval shall have been obtained. (b) The Parent Shareholder Approval shall have been obtained.

(c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced.

(d) No injunction or similar Order by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect that prohibits or makes illegal the consummation of the Mergers.

(e) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(f) The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of Parent and each Merger Sub set forth in Section 4.2(a) and Section 4.17 shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of Parent and each Merger Sub set forth in Section 4.11(a) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time; (iii) the representations and warranties of Parent and each Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(b), Section 4.3(a), Section 4.3(b) and Section 4.19 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of Parent and each Merger Sub set forth in Article 4 shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct (for purposes of this Section 6.2(a), without giving effect to any materiality, Parent Material Adverse Effect or similar qualifications therein, other than in Section 4.11(a)) would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Parent Material Adverse Effect that is continuing.

(d) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Subs to Effect the Mergers. The obligations of Parent and each Merger Sub to effect the Mergers are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.2(a) (other than the last sentence thereof) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies; (ii) the representations and warranties of the Company set forth in Section 3.14(a) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time; (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2(b), Section 3.3(a), Section 3.3(b) and Section 3.27 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article 3 shall be true and correct in all respects at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct (for purposes of this Section 6.3(a), without giving effect to any materiality, Company Material Adverse Effect or similar qualifications therein, other than in Section 3.14(a) and Section 3.23) would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Company Material Adverse Effect that is continuing.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) No Requisite Regulatory Approvals shall have resulted in the imposition, individually or in the aggregate, of any Materially Burdensome Regulatory Condition.

(f) No injunction or similar Order by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect that imposes, individually or in the aggregate, a Materially Burdensome Regulatory Condition.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination or Abandonment. This Agreement may be terminated and abandoned prior to the First Effective Time, whether before or after any approval by the shareholders of the Company or the shareholders of Parent of the matters presented in connection with the Mergers:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) (A) the First Effective Time shall not have occurred on or before January 28, 2028 (the “End Date”) and (B) the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of the failure to consummate the Mergers on or before such date; provided that, to the extent the condition to Closing set forth in Section 6.1(e) has not been satisfied or waived on or prior to the End Date, but all other conditions to Closing set forth in Article 6 have been satisfied or waived (except for Section 6.1(f) and those conditions that by their nature are to be satisfied at the Closing), the End Date shall be automatically extended by the aggregate number of days (if any) during which the process for obtaining the STB Approval following the prefiling notification pursuant to 49 C.F.R. § 1180.4(b) is extended due to (i) any Order by the STB requiring Parent and/or Company to submit additional information or (ii) the regulatory or statutory deadlines associated with the process for obtaining the STB Approval being suspended, tolled, or extended for any reason, and after having given effect to any extension under the foregoing clause (i) or (ii), for three (3) additional Business Days;

(ii) any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar Order permanently enjoining or prohibiting the consummation of the Mergers, and such injunction or Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such injunction or Order;

(iii) if the Company Shareholder Meeting (after giving effect to any adjournments or postponements thereof) shall have been held and been concluded and the Company Shareholder Approval shall not have been obtained; or

(iv) if the Parent Shareholder Meeting (after giving effect to any adjournments or postponements thereof) shall have been held and been concluded and the Parent Shareholder Approval shall not have been obtained;

(c) by the Company:

(i) if Parent or either Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the End Date or, if curable, is not cured within forty-five (45) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii) prior to the receipt of the Parent Shareholder Approval, if the Parent Board shall have effected a Parent Change of Recommendation; or

(iii) prior to the receipt of the Parent Shareholder Approval, if Parent shall have materially breached Section 5.5;

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured within forty-five (45) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or either Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii) prior to the receipt of the Company Shareholder Approval, if the Company Board shall have effected a Company Change of Recommendation; or

(iii) prior to the receipt of the Company Shareholder Approval, if the Company shall have materially breached Section 5.4.

Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating party shall forthwith give written notice thereof to the other party or parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, either Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, if, as and when required pursuant to Section 7.3; (ii) no such termination shall relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination (in which case the aggrieved party shall be entitled to seek all rights and remedies available at law or in equity, including for the avoidance of doubt, in the case of the Company, damages based on the loss of premium offered to each holder of Company Common Stock, which damages the Company shall be entitled to retain); and (iii) the Confidentiality Agreement, the provisions of the last sentence of Section 5.12(b) and the provisions of Section 5.3(c), Section 5.12(c), this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof.

Section 7.3 Termination Fees.

(a) Company Termination Fee. If (A) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) at a time when Parent had the right to terminate pursuant to Section 7.1(d)(ii), or (C) (x) after the date of this Agreement, a Company Alternative Proposal (substituting in the definition thereof “50%” for “10%” in each place each such term appears) is publicly proposed or publicly disclosed, and not publicly withdrawn at least two (2) Business Days, prior to the Company Shareholder Meeting (a “Company Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(iii) or, solely if the Company Shareholder Approval has not been obtained, Section 7.1(b)(i), or (2) Parent pursuant to Section 7.1(d)(i), and (z) concurrently with or within twelve (12) months after such termination, the Company (1) consummates a Company Qualifying Transaction or (2) enters into a definitive agreement providing for a Company Qualifying Transaction and later consummates such Company Qualifying Transaction, then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $2,500,000,000 (two billion five hundred million dollars) in cash (the “Company Termination Fee”), such payment to be made, in the case of clause (A) above, within two (2) Business Days after such termination; in the case of clause (B) above, with respect to a termination by Parent, within two (2) Business Days after such termination, or with respect to a termination by the Company, concurrently with such termination; or in the case of clause (C) above, within two (2) Business Days after the consummation of such Company Qualifying Transaction; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. On the payment by the Company of the Company Termination Fee as and when required by this Section 7.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, either Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 7.2.

(b) Parent Termination Fees.

(i) If this Agreement is terminated by the Company or Parent pursuant to any of (A) Section 7.1(b)(i), and at the time of such termination, (1) one or more of the conditions set forth in Section 6.1(d) (solely as a result of an injunction or Order entered or issued by a Governmental Entity pursuant to any Railroad Law, Antitrust Law or similar Law), Section 6.1(e), Section 6.3(e) or Section 6.3(f) has not been satisfied or waived and (2) all of the other conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (except for Section 6.1(f) and those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions were then capable of being satisfied if the Closing had taken place), or (B) Section 7.1(b)(ii) (solely as the result of a final and non-appealable Order entered or issued by a Governmental Entity pursuant to any Railroad Law, Antitrust Law or similar Law), then Parent shall pay to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $2,500,000,000 (two billion five hundred million dollars) in cash (the “Regulatory Termination Fee”), with such payment to be made within three (3) Business Days of such termination.

(ii) If (A) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv) at a time when the Company had the right to terminate pursuant to Section 7.1(c)(ii), or (C) (x) after the date of this Agreement, a Parent Alternative Proposal (substituting in the definition thereof “50%” for “10%” in each place each such term appears) is publicly proposed or publicly disclosed, and not publicly withdrawn at least two (2) Business Days, prior to the Parent Shareholder Meeting (a “Parent Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(iv) or, solely if the Parent Shareholder Approval has not been obtained, Section 7.1(b)(i), or (2) the Company pursuant to Section 7.1(c)(i), and (z) concurrently with or within twelve (12) months after such termination, Parent (1) consummates a Parent Qualifying Transaction or (2) enters into a definitive agreement providing for a Parent Qualifying Transaction and later consummates such Parent Qualifying Transaction, then Parent shall pay to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $2,500,000,000 (two billion five hundred million dollars) in cash (the “Parent Termination Fee”), such payment to be made, in the case of clause (A) above, within two (2) Business Days after such termination; in the case of clause (B) above, with respect to a termination by the Company, within two (2) Business Days after such termination, or with respect to a termination by Parent, concurrently with such termination; or in the case of clause (C) above, within two (2) Business Days after the consummation of such Parent Qualifying Transaction; it being understood that in no event shall Parent be required to pay both the Parent Termination Fee and the Regulatory Termination Fee or either of the Parent Termination Fee or the Regulatory Termination Fee on more than one occasion.

(c) Acknowledgments. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement and that, without Section 7.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee becomes payable by, and is paid by, the Company to Parent or Parent to the Company, as applicable, such Company Termination Fee, Parent Termination Fee or Regulatory Termination Fee, as applicable shall be the receiving party’s sole and exclusive remedy pursuant to this Agreement. The parties further acknowledge that none of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee shall constitute a penalty but is in consideration for a disposition of the rights of the recipient under this Agreement and represents liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances (which do not involve fraud or willful and material breach by the other party of this Agreement) in which the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision. The parties further acknowledge that the right to receive the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, shall not limit or otherwise affect any such party’s right to specific performance as provided in Section 8.5.

ARTICLE 8

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Mergers, except for covenants and agreements that contemplate performance after the First Effective Time or otherwise expressly by their terms survive the First Effective Time.

Section 8.2 Expenses. Except as set forth in Section 5.11, Section 5.12 or Section 7.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of any regulatory filing (including any and all filings under the Antitrust Laws and/or in respect of the Company Approvals or Parent Approvals) shall be borne by Parent. Except as otherwise provided in Section 2.2(b)(ii), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to, or as a result of, the Mergers shall be borne by Parent, the First Surviving Corporation or the Second Surviving Company, and expressly shall not be a liability of holders of Company Common Stock.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.

Section 8.4 Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware (except that matters relating to the fiduciary duties of (x) the Company Board shall be subject to the laws of the State of Virginia and (y) the Parent Board shall be subject to the laws of the State of Utah). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) provided that if the subject matter over the matter is the subject of the action or proceeding is vested exclusively in the United States federal courts, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 8.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or the Merger Subs:

Union Pacific Corporation

1400 Douglas Street, Stop 1580

Omaha, Nebraska 68179

Attention:     V. James Vena

Christina B. Conlin

Email:       JimVena@up.com

Christina.Conlin@up.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:     Paul T. Schnell, Esq.

Brandon Van Dyke, Esq.

Dohyun Kim, Esq.

Email:       Paul.Schnell@skadden.com

Brandon.VanDyke@skadden.com

Dohyun.Kim@skadden.com

And a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention:     Derek Ludwin, Esq.

Michael L. Rosenthal, Esq.

Email:       dludwin@cov.com

mrosenthal@cov.com

To the Company:

Norfolk Southern Corporation

650 West Peachtree Street NW

Atlanta, Georgia 30308-1925

Attention:     Mark R. George

Jason M. Morris

Email:       Mark.George@nscorp.com

Jason.Morris2@nscorp.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     Edward D. Herlihy, Esq.

Jacob A. Kling, Esq.

Email:       EDHerlihy@wlrk.com

JAKling@wlrk.com

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when sent by email, (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction.

If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Except for (a) the provisions of Article 2 (which, from and after the First Effective Time, shall be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the First Effective Time), Section 5.11 (which, from and after the First Effective Time, shall be for the benefit of the Indemnified Parties), and the provisions of the last sentence of Section 5.12(b) (which shall be for the benefit of the express beneficiaries thereof) and (b) the rights of the Company, on behalf of the Company’s shareholders (each of which are third party beneficiaries of this Agreement to the extent required for the provision to be enforceable), and the rights of Parent, on behalf of Parent’s shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 8.5 or, if specific performance is not sought or granted as a remedy, seek damages (in which case the aggrieved party shall be entitled to seek all rights and remedies available at law or in equity, including for the avoidance of doubt, in the case of the Company, damages based on the loss of premium offered to each holder of Company Common Stock, which damages the Company shall be entitled to retain) in the event of fraud or willful and material breach of any provision of this Agreement (it being agreed that in no event shall any shareholder of the Company or Parent be entitled to enforce any of their rights, or any of the parties’ obligations, under this Agreement directly in the event of any such breach, but rather that (x) the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the Company’s shareholders, and (y) Parent shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the Parent shareholders, and the Company or Parent, as applicable, may retain any amounts obtained in connection therewith), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall not confer on any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11 Amendments; Waivers. At any time prior to the First Effective Time, whether before or after receipt of the Company Shareholder Approval and the Parent Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and each Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that (a) after receipt of the Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company and (b) after receipt of the Parent Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of Parent. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references herein to “$” or “dollars” shall be to U.S. dollars. Except as otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific law defined or referred to herein or in any schedule that is referred to herein means such law as from time to time amended and to any rules or regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any obligation of the Company or Parent contained in this Agreement to take any action, or refrain from taking any action, shall, with respect to Company’s or Parent’s, as applicable, joint ventures and non-wholly owned Subsidiaries, solely apply to the extent within the Company’s or Parent’s control, as applicable.

Section 8.14 Obligations of Merger Subs. Whenever this Agreement requires either Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub or such Subsidiary, as applicable, to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and after the First Effective Time, on the part of the First Surviving Corporation or the Second Surviving Company, as applicable, to cause such Subsidiary to take such action.

Section 8.15 Definitions. For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:

“Action” means a claim, action, suit, or proceeding, whether civil, criminal, or administrative.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AI Technologies” means any machine-based artificial intelligence systems that generate outputs, predictions, content, recommendations, or decisions using any “large language model,” “foundation model,” “machine learning,” “deep learning,” or “natural language processing,” and includes any definition provided by applicable Law for “artificial intelligence,” “generative artificial intelligence,” or any similar term.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of

1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, regulate foreign investments.

“beneficial owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial ownership,” “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“CNA” means the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies (the Comisión Federal de Competencia Económica (COFECE) and the Instituto Federal de Telecomunicaciones (IFT)) or any successor agency.

“Commercial Paper Program” means the commercial paper program established pursuant to the Commercial Paper Dealer Agreements, each dated as of June 21, 2024, among the Company, as issuer, and each of Citigroup Global Markets Inc., Wells Fargo Securities, LLC and BofA Securities, Inc., together with all related documents, instruments, guarantees, and agreements, under which the issuer may issue and sell, and the dealers may arrange for the sale of, short-term promissory notes in an aggregate principal amount outstanding at any time not to exceed $800,000,000, and all obligations, liabilities, and indebtedness arising thereunder.

“Company Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Equity Awards” means Company Options, Company RSUs and Company PSUs.

“Company Existing Indebtedness” means (a) that certain Amended and Restated Credit Agreement, dated as of January 26, 2024 (as amended, restated, amended and restated or otherwise modified from time to time), among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, N.A., as administrative agent and swingline lender, (b) the Commercial Paper Program and (c) the Receivables Securitization Facility.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” means all IT Assets owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization to which the Company or any of its Subsidiaries is a party or is otherwise bound.

“Company Material Adverse Effect” means an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Mergers), but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities (provided that the exception in this clause (e) shall not apply to references of “Company Material Adverse Effect” in the representations and warranties contained in Section 3.3), (f) the identity of Parent or any of its Affiliates as the acquiror of the Company, (g) compliance with the terms of, or the taking or omission of any action required by this Agreement or consented to (after disclosure to Parent of all material and relevant facts and information) or requested by Parent in writing, (h) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disaster, acts of God or other comparable event, (j) any pandemic, epidemic or disease outbreak or other comparable events, (k) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (l) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby, or (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (d), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Share Plan” means any Company Benefit Plan providing for equity or equity-based compensation.

“Contract” means any legally binding, written or oral contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement, concession, arrangement or other obligation; provided, that “Contracts” shall not include any Company Benefit Plan or Parent Benefit Plan.

“Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, imminent and substantial physical damage to or the endangerment of the safety of any property, imminent and substantial endangerment of health or safety of any person, or death or injury to any person, or imminent and substantial damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism (including cyber-terrorism), extreme weather events (such as extreme cold or freezing, or extreme heat), epidemics, pandemics, outages, explosions, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods or washouts.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Equity Award Exchange Ratio” means (a) the Exchange Ratio, plus (b) the quotient of (i) the Cash Consideration divided by (ii) the Parent Share Price, rounded to the nearest one thousandth.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or Parent or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 1.0.

“Financing Information” means, collectively, (a) audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for the three (3) most recent fiscal years ended at least 60 days prior to the Closing Date (which Parent hereby acknowledges receiving for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024) and the “unqualified” audit report of the Company’s independent auditors related thereto (which Parent hereby acknowledges receiving for the three (3) fiscal years ended December 31, 2024), (b) the unaudited consolidated balance sheets and related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for any subsequent fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least 40 days prior to the Closing Date (and for the corresponding period of the prior fiscal year) (which Parent hereby acknowledges receiving for the fiscal quarter ended March 31, 2025), reviewed by the independent auditors of the Company, and in the case of each of clauses (a) and (b), prepared in accordance with GAAP and in compliance with Regulation S-X (subject to the limitations set forth in the definition of Excluded Information) and (c) other information as otherwise reasonably necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” and change period comfort) from the Company’s independent accountants; provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (i) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of a prospectus for registered offerings or an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A promulgated under the Securities Act, as the case may be, (ii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iii) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (iv) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented pursuant to clauses (a) and (b) above, (v) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2022, (vi) financial information that the Company or its Subsidiaries does not maintain in the Ordinary Course of Business or (vii) information not reasonably available to the Company or its Subsidiaries under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the Financing Information provided to Parent by the Company in accordance with this definition to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Financing Information, in light of the circumstances under which they were made, not misleading. For purposes of this Agreement, the information described in clauses (i) through (vii) of this definition is collectively be referred to as the “Excluded Information.”

If the Company shall in good faith reasonably believe that the Financing Information has been delivered to Parent, the Company may deliver to Parent a written notice to that effect (stating when it believes the delivery of the Financing Information to Parent was completed), in which case the Company shall be deemed to have complied with such obligation to furnish the Financing Information and Parent shall be deemed to have received the Financing Information, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Financing Information and not later than 5:00 p.m. (New York City time) two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which such Financing Information the Company has not delivered); provided, that notwithstanding the foregoing, the delivery of the Financing Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Financing Information, regardless of whether or when any such notice is delivered by the Company.

The Company’s or its Subsidiaries’ filing with the SEC pursuant to the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or required unaudited financial statements with respect to it that is publicly available on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this definition.

“Financing Parties” means the entities that have committed to arrange or provide any Debt Financing (or to purchase securities from or place securities for any Debt Financing) to Parent or any of its Subsidiaries, and their respective Representatives and other Affiliates and the parties to any joinder agreements, indentures or credit agreements (or similar definitive financing documents) entered pursuant thereto or relating thereto, each together with their respective controlling Persons, directors, officers, employees and Representatives; provided, that neither Parent nor any Affiliate thereof shall be a Financing Party.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Hazardous Substance” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant or words of similar import under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- or poly-fluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights or other proprietary rights arising under the Laws of any jurisdiction or existing anywhere in the world, including in or to, or arising out of, any of the following: (a) patents and patent applications and industrial design registrations and applications, and all continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon; (b) trademarks, service marks, trade dress, logos, corporate names, trade names, symbols, Internet domain names, and other similar identifiers of origin, in each case, whether or not registered and any and all applications and registrations therefor and the goodwill associated therewith and symbolized thereby; (c) copyrights, copyright registrations and applications, published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets, know-how, industrial secrets, inventions (whether or not patentable), data and confidential or proprietary business or technical information (“Trade Secrets”).

“IT Assets” means all of the technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries and all data stored therein or processed thereby and all associated documentation.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(a) of the Parent Disclosure Schedules and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Schedules, in each of case (a) and (b); provided, however, that each such individual charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the Ordinary Course of Business, such individual should have known of such matter.

“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claims and interests, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any license of Intellectual Property or any transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions.

“made available to Parent” means provided by the Company or its Representatives to Parent or its Representatives (A) in the virtual data room maintained by Datasite prior to the entry into this Agreement (including in any “clean room” or as otherwise provided on an “outside counsel” only basis), (B) via electronic mail or in person prior to the entry into this Agreement (including materials provided to outside counsel), or (C) filed or furnished with the SEC prior to the date of this Agreement, except where reference is made to an item being made available to Parent prior to Closing in which case, the term means provided by the Company or its Representatives to Parent or its Representatives prior to Closing.

“Merger Consideration Value” means (a) the Cash Consideration plus (b) (i) the Parent Share Price multiplied by (ii) the Exchange Ratio.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.

“Ordinary Course of Business” means an action taken, or omitted to be taken, in the ordinary and usual course of the applicable party and its Subsidiaries’ business, consistent with past practice to the extent there is evidence of such past practice.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Parent Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to

ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees or directors of Parent or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Parent Common Stock” means the common stock, par value $2.50 per share, of Parent.

“Parent Equity Awards” means Parent Options, Parent PSUs, Parent Retention Shares and Parent Stock Units.

“Parent ESPP” means Parent’s 2021 Employee Stock Purchase Plan.

“Parent Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by.

“Parent Material Adverse Effect” means an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of Parent or either Merger Sub to consummate the transactions contemplated by this Agreement (including the Mergers and the Parent Share Issuance) or to obtain the Debt Financing, but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Parent Common Stock or any change in the credit rating of Parent or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which Parent or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities (provided that the exception in this clause (e) shall not apply to references of “Parent Material Adverse Effect” in the representations and warranties contained in Section 4.3), (f) compliance with the terms of, or the taking or omission of any action, in each case, required by this Agreement or consented to (after disclosure to the Company of all material and relevant facts and information) or requested by the Company in writing, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (h) any hurricane, tornado, flood, earthquake, natural disaster, acts of God or other comparable event, (i) any pandemic, epidemic or disease outbreak or other comparable events, (j) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (k) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby, or (l) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (d), (g), (h), (i) and (j), if the impact thereof is materially and disproportionately adverse to Parent and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Option” means a compensatory option to purchase shares of Parent Common Stock.

“Parent Preferred Stock” means the preferred stock, without par value, of Parent.

“Parent PSU” means a performance stock unit award in respect of shares of Parent Common Stock.

“Parent Retention Share” means a retention share award in respect of shares of Parent Common Stock.

“Parent Share Plan” means any Parent Benefit Plan providing for equity or equity-based compensation, excluding the Parent ESPP.

“Parent Share Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is two (2) trading days prior to the Closing Date.

“Parent Stock Unit” means a stock unit award in respect of shares of Parent Common Stock.

“Permitted Lien” means (a) any statutory Lien for current Taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith by appropriate proceedings or for which adequate accruals or reserves have been established, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the Ordinary Course of Business that do not materially detract from the value of or materially interfere with the use of any of the assets, (c) any Lien that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity and that is not violated by the current use of the property, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness (i) in existence on the date of this Agreement or (ii) in the case of the Company, not prohibited by Section 5.1(b)(ix), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (g) any Lien that is imposed on the underlying fee interest in real property subject to a real property lease, (h) any Lien that was incurred in the Ordinary Course of Business since the date of the most recent consolidated balance sheet of the Company or Parent, as applicable, (i) any Lien that will be released in connection with the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, restriction, other charge, instrument or encumbrance or any other rights-of-way affecting title to real estate (other than those constituting Liens for the payment of indebtedness), (k) any Lien arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (l) any condition that is a matter of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which such condition relates, (m) any Lien created under federal, state or foreign securities Laws, (n) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith or (o) any other Lien that does not materially impair the existing use of the assets or property of the Company or Parent, as applicable, or any of its Subsidiaries affected by such Lien.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Privacy Laws” means all applicable Laws concerning the privacy, security or processing of personal information or data, and all rules and regulations promulgated thereunder, including, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, data breach notification Laws, the California Consumer Privacy Act, and the European General Data Protection Regulation.

“Railroad Law” means the Interstate Commerce Commission Termination Act of 1995, the Surface Transportation Board Reauthorization Act of 2015 or any other Law relating to the regulation of the railroad industry.

“Receivables Securitization Facility” means the receivables securitization facility established pursuant to that certain (i) Amended and Restated Transfer and Administration Agreement, dated as of May 28, 2021, by and among Thoroughbred Funding, Inc., Norfolk Southern Railway Company, as Originator and Servicer, the Company, the Conduit Investors, the Committed Investors, the Managing Agents and SMBC Nikko Securities America, Inc., as Administrative Agent, (ii) Sale Agreement, dated as of November 8, 2007, by and between Norfolk Southern Railway Company and Thoroughbred Funding, Inc. and (iii) Performance Guaranty, dated as of November 8, 2007, made by the Company in favor of the Conduit Investors, the Committed Investors, the Managing Agents and the Administratiave Agent, each as amended, restated, supplemented or otherwise modified from time to time, and any related documents, agreements, or instruments, including any refinancing, replacement, or extension thereof.

“Registered” means, with respect to Intellectual Property, issued by, registered with or the subject of a pending application before any Governmental Entity.

“Sanctioned Country” means any country or region that is the target of comprehensive Export and Sanctions Regulations (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and the non-government controlled Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (i) any Person listed on any applicable U.S. or non- U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, (ii) any Person located, resident, or organized in a Sanctioned Country, or (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clauses (i) and/or (ii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC.

“STB” means the Surface Transportation Board.

“STB Approval” means the approval, authorization or exemption by the STB of the Mergers and other transactions contemplated by this Agreement within the jurisdiction of the STB.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Subsidiary Treasury Stock” means Company Common Stock that is directly owned by any of the Company’s Subsidiaries (as treasury stock or otherwise).

“Tax Return” means any return, report or similar filing made or required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, provincial or local (in each case, whether U.S. or non-U.S.) taxes of any kind (together with any and all interest, penalties, additions to tax, inflationary adjustment, and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, branch, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, stamp, transfer, registration, documentary, net worth, excise, withholding, ad valorem, value added, estimated and goods and services taxes and customs duties, whether imposed directly or through a collection or withholding mechanism.

“Training Data” means training data, validation data, and test data or databases used to train or improve AI Technologies.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

Section 8.16 Certain Defined Terms. The following terms are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Anti-Corruption Laws	3.9(a)
Book-Entry Shares	2.1(a)(i)
Canceled Shares	2.1(a)(ii)
Cash Consideration	2.1(a)(i)
Cash-Out Phantom Stock Unit Consideration	2.3(d)
Cash-Out RSU Consideration	2.3(b)(i)
Certificate	2.1(a)(i)
Chosen Courts	8.4
Clean Team Agreement	5.3(c)
Clearance Date	5.6(a)
Closing	1.2
Closing Date	1.2
CNA Approvals	3.3(c)
Code	Recitals
Company	Preamble
Company Alternative Proposal	5.4(g)
Company Approvals	3.3(c)
Company Balance Sheet Date	3.7
Company Board	Recitals
Company Change of Recommendation	5.4(c)
Company Designees	1.8
Company Disclosure Schedules	3
Company Employees	5.7(a)
Company Intervening Event	5.4(i)
Company Intervening Event Notice	5.4(d)
Company Intervening Event Notice Period	5.4(d)

Company Leased Real Property	3.20(a)
Company Material Contract	3.23
Company Non-Union 401(k) Plans	5.7(d)
Company Option	2.3(b)
Company Permits	3.8(b)
Company Phantom Stock Unit	2.3(d)
Company Preferred Stock	3.2(a)
Company PSU	2.3(c)
Company Qualifying Transaction	7.3(a)
Company Real Property Lease	3.20(a)
Company Recommendation	3.3(b)
Company RSU	2.3(b)
Company SEC Documents	3.4(a)
Company Severance Plans	5.7(a)
Company Shareholder Approval	3.22
Company Shareholder Meeting	5.6(c)
Company Superior Proposal	5.4(h)
Company Superior Proposal Notice	5.4(c)
Company Superior Proposal Notice Period	5.4(c)
Company Termination Fee	7.3(a)
Company Top Customer	3.24(a)
Company Top Supplier	3.24(a)
Confidentiality Agreement	5.3(c)
Consents	5.8
Converted Parent Awards	2.3(g)
Converted Shares	2.1(a)(ii)
Debt Financing	5.12
Emergency Expense Threshold	5.1(a)
End Date	7.1(b)(i)
Enforceability Exceptions	3.3(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Export and Sanctions Regulations	3.10(a)
FCC	3.3(c)
FCPA	3.9(a)
Financing Amounts	4.16(a)
First Articles of Merger	1.3(a)
First Certificate of Merger	1.3(a)
First Effective Time	1.3(a)
First Merger	Recitals
First Surviving Corporation	1.1(a)
Fractional Share Cash Amount	2.1(e)(i)
Governmental Entity	3.3(c)
Indemnified Party	5.11(b)
Insurance Policies	3.25
Intended Tax Treatment	Recitals

Law	3.8(a)
Laws	3.8(a)
Losses	5.1(a)
Materially Burdensome Regulatory Condition	5.8(c)
Merger Consideration	2.1(a)(i)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
New Plans	5.7(b)
Old Plans	5.7(b)
Owned Real Property	3.20(b)
Parent	Preamble
Parent 401(k) Plan	5.7(d)
Parent Alternative Proposal	5.5(g)
Parent Approvals	4.3(c)
Parent Balance Sheet Date	4.6
Parent Board	Recitals
Parent Change of Recommendation	5.5(c)
Parent Disclosure Schedules	4
Parent Intervening Event	5.5(i)
Parent Intervening Event Notice	5.5(d)
Parent Intervening Event Notice Period	5.5(d)
Parent Permits	4.7(b)
Parent Qualifying Transaction	7.3(b)(ii)
Parent Recommendation	4.3(b)
Parent SEC Documents	4.4(a)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.18
Parent Shareholder Meeting	5.6(e)
Parent Superior Proposal	5.5(h)
Parent Superior Proposal Notice	5.5(c)
Parent Superior Proposal Notice Period	5.5(c)
Parent Termination Fee	7.3(b)(ii)
Payoff Amount	5.20
Permits	3.8(b)
Proceeding	5.11(b)
Proxy Statement/Prospectus	3.16
Registration Statement	3.16
Regulatory Termination Fee	7.3(b)(i)
Representatives	5.3(a)
Requisite Regulatory Approvals	5.8(b)
Restriction	5.8(b)
SCC	1.3(a)
Second Articles of Merger	1.3(b)
Second Certificate of Merger	1.3(b)

Second Effective Time	1.3(b)
Second Merger	Recitals
Second Surviving Company	1.1(b)
Share Consideration	2.1(a)(i)
Termination Date	5.1(a)
Transition Team	5.21
VLLCA	Recitals
Voting Trust Restriction	5.8(c)
VSCA	Recitals

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

UNION PACIFIC CORPORATION

By:	/s/ V. James Vena
	Name:	V. James Vena
	Title:	Chief Executive Officer

RUBY MERGER SUB 1 CORPORATION

By:	/s/ V. James Vena
Name: V. James Vena
	Title:	Chief Executive Officer and President

RUBY MERGER SUB 2 LLC

By:	/s/ V. James Vena
	Name:	V. James Vena
	Title:	Chief Executive Officer and President

NORFOLK SOUTHERN CORPORATION

By:	/s/ Mark R. George
	Name:	Mark R. George
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]